As filed with the Securities and Exchange Commission on November 7, 2002
                           Registration No. ___- _____

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form SB-2
                             Registration Statement
                        Under The Securities Act of 1933

                              Gold Pick Mines, Inc.
              (Exact name of small business issuer in its charter)

Washington                        1000                  98-0379711
(State or other jurisdiction of   (Primary standard     (I.R.S. Employer
incorporation or organization)    industrial code)      Identification Number)

                              Gold Pick Mines, Inc.
                                5076 Angus Drive
                       Vancouver, British Columbia V6M 3M5
                                     Canada
                                  (604)269-9881
(Address and telephone number of principal executive offices and principal place of business)

                             Michael Kirsh, Director
                                5076 Angus Drive
                       Vancouver, British Columbia V6M 3M5
                                     Canada
                              voice: (604)269-9881
                               fax: (604) 269-9811
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a Copy to:
                               Joel Seidner, Esq.
                             1240 Blalock, Suite 250
                              Houston, Texas 77055
                                       USA
                         voice: (713) 461-2627 ext. 210
                               fax: (713) 461-2633

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                       Proposed       Proposed
Title of each                          maximum        maximum
class of               Amount          offering       aggregate     Amount of
securities             to be             price        offering     registration
to be registered     registered        per unit         price          fee
Common Stock      1,000,000 shares  $0.10 per share  $100,000.00  $    24.00 (1)

---------------
(1) This fee is calculated pursuant to Rule 457 and is based on the offering price. There is no market for the common stock at this time.

     The registration hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   FORM SB-2

                                     PART I

                      INFORMATION REQUIRED IN A PROSPECTUS

     We have filed a registration statement relating to these securities with the Securities and Exchange Commission. We will amend and complete the information in this prospectus. The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                      Subject To Completion November 8, 2002

                                   PROSPECTUS

                             INITIAL PUBLIC OFFERING

                              Gold Pick Mines, Inc.
                                5076 Angus Drive
                       Vancouver, British Columbia V6M 3M5
                                     Canada
                              voice: (604)269-9881
                               fax: (604) 269-9811

                        1,000,000 Shares of Common Stock

     This is the initial public offering of common stock of Gold Pick Mines, Inc. and no public market currently exists for shares of our common stock. The initial public offering price is $0.10 per share of common stock that was arbitrarily determined by us. The offering is on a best efforts and no minimum basis. There is no minimum purchase requirement. There is no arrangement to place your investment funds in an escrow, trust, or similar account. The date on which this offering will close will be 90 days after the effective date of the registration statement of which this prospectus is a part, and may be extended for an additional 90 days if we so desire.


                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           Effective Date of Prospectus:    _____________  ___ , 2002

                                   PROSPECTUS

                                TABLE OF CONTENTS

                                                                      Page
Information Regarding Forward-Looking Statements                         1
Prospectus Summary                                                       1
Risk Factors                                                             7
Use of Proceeds                                                         12
Determination of Offering Price                                         13
Dilution                                                                13
Description of Business                                                 14
Description of Property                                                 36
Management's Discussion and Analysis or Plan of Operation               37
Market for Common Equity and Related Stockholder Matters                39
Directors, Executive Officers, Promoters and Control Persons            39
Executive Compensation                                                  40
Security Ownership of Certain Beneficial Owners and Management          41
Certain Relationships and Related Transactions                          42
Organization Within the Last Five Years                                 43
Description of Securities                                               43
Plan of Distribution                                                    43
Selling Security Holders                                                45
Legal Proceedings                                                       45
Changes In and Disagreements With Accountants
     on Accounting and Financial Disclosure                             45
Interest of Named Experts and Counsel                                   45
Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities                                     45
Financial Statements                                            47 and F-1

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains numerous forward-looking statements relating to our business. Such forward-looking statements are identified by the use of words such as believes, intends, expects, hopes, may, should, plan, projected, contemplates, anticipates or similar words. Actual production, operating schedules, results of operations, gold ore reserve and resource estimates and other projections and estimates could differ materially from those projected in
the forward-looking statements.   The factors that could cause actual results to
differ materially from those projected in the forward-looking statements include
(i) the risk factors set forth herein, (ii) the risks and hazards inherent in the gold mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), (iii) changes in the market price of gold, (iv) the uncertainties inherent in our production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, (v) the uncertainties inherent in the estimation of gold ore reserves,
(vi) the effects of environmental and other governmental regulations.

     Investors are cautioned not to put undue reliance on forward-looking statements. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

     Our name is Gold Pick Mines, Inc. We were incorporated as a State of Washington corporation in July 2002. Our executive offices are located at 5076 Angus Drive, Vancouver, British Columbia V6M 3M5, Canada, voice: (604) 269-9881, fax: (604) 269-9811. Dr. Michael Kirsh, D.D.S. is our Director, Chief Executive Officer and Chief Financial Officer as well as our President and Secretary. References to dollars are to United States dollars (US$) unless otherwise indicated as being Canadian dollars (CN$). As of October 28, 2002, the currency exchange rate was approximately US$1.00 equals CN$1.56.

     We are an exploratory stage mining company. Our objective is to exploit our 10% interest in the mineral rights on one mining lease number 106008 that consists of two mining claims, numbers EO 652301 and EO 652302, and one adjacent mining patent named the Lloyd Patent, collectively known as the Bannockburn Property or the Bannockburn Gold Mine. The Bannockburn Gold Mine is located near the village of Bannockburn in Madoc Township, S.E. Ontario, Canada, on Highway 62 approximately 10 miles north of Madoc. The Bannockburn Gold Mine is presently an inactive gold mine. The Bannockburn Gold Mine had exploration work done by former operators in the 1980's and the 1990's.

     Our mining lease was first granted (to others) in 1998 and has a term of 20 years. Leases such as these types of mining leases are typically renewable at expiration time. The Lloyd Patent has a 7% net smelter royalty payable to a third party named "468678 Ontario Limited." There is no relationship between 468678 Ontario Limited and any of our officers, directors or 5% shareholders.

     We acquired the 10% interest in the Bannockburn Gold Mine from a Canadian company named 635329 BC Ltd. that retains a 90% interest in the Bannockburn
Gold Mine at this time (subject to our option to acquire from 635329 BC Ltd. up to an additional 10% of the Bannockburn Gold Mine). We have been told by 635329 BC Ltd. that it intends to enter into negotiations to sell 80% of the interest in the Bannockburn Gold Mine to others in the near future. However, we have been told by 635329 BC Ltd. that it has no definite agreements to dispose of any of its 80% interest in the Bannockburn Gold Mine at this time. We also have an option to purchase up to an additional 10% interest in the Bannockburn Gold Mine for up to CN$80,000.00 from our founding shareholder, "635329 BC Ltd." The Option expires on December 31, 2005. We may exercise (on a pro rata basis) all or part of this 10% option from time to time until it expires.

     We intend to enter into negotiations in the near future with 635329 BC Ltd. and any others who become owners of an interest in the Bannockburn Gold Mine, to establish a plan to exploit the Bannockburn Gold Mine. We have not conducted any exploration, development or production at the Bannockburn Gold Mine. As part of an agreement between 635329 BC Ltd. and Dr. Kirsh, 635329 BC Ltd. will require purchasers of the 80% interest in the Bannockburn Gold Mine from 635329 BC Ltd. to spend an aggregate of approximately CN$1,272,000.00 to develop and mine the Bannockburn Gold Mine during their first 24 months of ownership and with us getting a free ride on costs and with us receiving our full share of mining profits.

THE OFFERING

Price per share Offered                             $0.10
Common Stock Offered by Gold Pick Mines, Inc.       1,000,000 shares
Common Stock Outstanding Prior to Offering          3,000,000
Common Stock Outstanding After Offering:
     (a)   Assuming 50% of the Offering is Sold     3,500,000
     (b)   Offering Assuming 100% of the
           Offering is Sold                         4,000,000

     We expect to use the net proceeds for organizational purposes and to exploit the mineral rights on the mining lease that consists of the two mining claims, numbers EO 652301 and EO 652302, and one adjacent mining patent named the Lloyd Patent, collectively known as the Bannockburn Gold Mine.

                                  RISK FACTORS

WE ARE A NEW BUSINESS AND WE ARE SUBJECT TO THE RISKS OF A START UP BUSINESS.

     There is a high rate of failure of new businesses. We are subject to all the risks and uncertainties of a new business. Such risks and uncertainties include the inability to finance our objectives, attract skilled personnel and manage a new business.

YOU MUST RELY ON DR. KIRSH'S MANAGEMENT ABILITIES FOR ALL DECISIONS. WE HAVE NO EMPLOYMENT AGREEMENT WITH DR. KIRSH AND HE SPENDS ONLY A PORTION OF HIS TIME ON OUR BUSINESS. IF DR. KIRSH STOPPED WORKING FOR US, WE WOULD BE ADVERSELY IMPACTED.

     Dr. Kirsh is serving as our sole director and sole officer under an informal arrangement and he is not being compensated. There are no proposals or definitive arrangements to compensate him. You must rely on his entrepreneurial skills and experience in order for us to reach our objective. His inability to devote full time and attention to our business could result in delay or business failure. We have no key man life insurance policy on him. He could decide to join a competitor or otherwise compete directly or indirectly with us. His services would be difficult to replace.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED A GOING CONCERN QUALIFICATION ABOUT US.

     In their report dated October 21, 2002, our independent auditors, Manning Elliott, Chartered Accountants, have expressed a going concern qualification about us. We have not generated any revenues or conducted any operations since inception. These factors raise substantial doubt about our ability to continue as a going concern.

WE MAY NEED ADDITIONAL FINANCING THAT MAY NOT BE AVAILABLE OR, IF AVAILABLE, MAY DILUTE YOUR OWNERSHIP INTEREST.

     Our success will depend on our ability to raise additional capital or negotiate an agreement whereby other fractional owners or operators of the Bannockburn Gold Mine would pay for further exploration costs and production costs of the Bannockburn Gold Mine. We have no commitments from others to provide additional funds to us. We have not investigated the availability, source or terms of additional financing. When additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to us. If funds or an agreement on the payment of costs with other fractional owners is not available (with us getting a free ride on costs), our operations would be severely limited, and we would be unable to reach our objective. Although we intend to enter into negotiations in the near future with 635329 BC Ltd. and any other fractional owners of the Bannockburn Gold Mine to establish a plan for exploiting the Bannockburn Gold Mine, such negotiations could result in an unfavorable agreement or no agreement at all. Even though, as part of an agreement between 635329 BC Ltd. and Dr. Kirsh, 635329 BC Ltd. will require purchasers of the 80% interest in the Bannockburn Gold Mine from 635329 BC Ltd. to spend an aggregate of approximately CN$1,272,000.00 to develop and mine the Bannockburn Gold Mine during their first 24 months of ownership and with us getting a free ride on costs and with us receiving our full share of mining profits, there can be no assurance that there will be any buyers of the 80% interest in the Bannockburn Gold Mine, or if there are buyers, that they will ultimately fund mining operations.

WE COULD ENCOUNTER DELAYS DUE TO REGULATORY AND PERMITTING DELAYS.

     We could face delays in obtaining mining permits and environmental permits. Such delays, if any, could jeopardize financing, in which case we would have to renegotiate new financing that would take time.

GOLD PRICE FLUCTUATIONS.

     Our gold mining operations will be profitable only if the cost of extracting gold from the Bannockburn Gold Mine is less that the market price of gold. If the market price of gold is low, we may not be able to make a profit. If costs exceed revenue, we will not make a profit.

THERE ARE UNCERTAINTIES INHERENT IN THE ESTIMATION OF GOLD ORE RESERVES. THE ESTIMATION OF ORE RESERVES IS IMPRECISE AND SUBJECTIVE. ESTIMATED GOLD ORE RESERVES MAY NOT BE REALIZED IN FUTURE ACTUAL PRODUCTION AND OPERATING RESULTS.

     Although the report of Gordon D. House, Professional Geoscientist ("P. Geo."), is about the Bannockburn Gold Mine, we have decided not to make estimates of probable (indicated) recoverable gold ore. If the estimate of gold ore reserves is less than what we believe, then the economics of our mining operations will be adversely effected, resulting in a lower or non-existent profit potential for us. Reserve estimates require us to make assumptions about production costs and gold market prices. Reserve estimation is necessarily an imprecise and subjective process and the accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. Assumptions about gold market prices are subject to great uncertainty as those prices have fluctuated widely in the past. Declines in the market prices of silver or gold may render reserves containing relatively lower grades of ore uneconomic to exploit, and we may be required to further reduce reserve estimates, discontinue exploration, development or mining at the Bannockburn Gold Mine, or write down our assets as impaired. Should we encounter mineralization or geologic formations that are different from those predicted by drilling, sampling and similar examinations, then our reserve estimates may be adjusted and mining plans may be altered, that may adversely affect our actual production and operating results. As a result, actual cash operating costs and economic returns of the Bannockburn Gold Mine may materially differ from our estimated costs and profit.

THERE ARE SIGNIFICANT RISKS AND COSTS ASSOCIATED WITH OUR EXPLORATION, DEVELOPMENT AND MINING ACTIVITIES.

     Our ability to begin and sustain profitable gold mining operations depends on our successful exploration and development of the Bannockburn Gold Mine. Substantial expenditures are required to establish ore reserves, extract the metals from the ores and, in the case of the Bannockburn Gold Mine, to construct gold mining and gold ore processing facilities. The economic feasibility of the Bannockburn Gold Mine is based upon our estimates of the size and grade of ore reserves, the proximity of other resources (such as water and power), metallurgical recoveries, production rates, capital and operating costs, and the future price of gold.

IF WE ACHIEVE GOLD ORE AND GOLD PRODUCTION, IT WILL DECLINE IN THE FUTURE.

     Our future gold ore and gold production, if any, will decline as a result of the exhaustion of reserves and possible closure of mines. We can provide no assurance that we will produce gold or gold ore, or that our gold and gold ore production, if any, in the future will not decline.

THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH OUR MINING ACTIVITIES. WE DO NOT HAVE INSURANCE OF ANY KIND.

     The mining business is generally subject to risks and hazards, including quantity of production, quality of the ore, environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, our mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. We could incur significant costs that could adversely affect our results of operation. Insurance fully covering many environmental risks (including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production) is not generally available to us or to other companies in the industry.

WE ARE SUBJECT TO SIGNIFICANT ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS THAT CAN REQUIRE SUBSTANTIAL EXPENSES, CAPITAL EXPENDITURES, AND CAN BE TIME-CONSUMING.

     In connection with our mining, milling, exploration and development activities at the Bannockburn Gold Mine, we are required to comply with various laws and regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment, all of which can increase the costs and time required to attain operations. We may have to obtain environmental permits, licenses or approvals that may be required for our operations. There can be no assurance that we will be successful in obtaining, if required, the required permit to commence exploration, development and operation, or that such permit can be obtained in a timely basis. We could be required to seek governmental permits for the commencement of our operations at the Bannockburn Gold Mine or expansion of operations at the Bannockburn Gold Mine. Obtaining the necessary governmental permits could be a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings on our part. The duration and success of permitting efforts are contingent on many factors that are out of our control. Government permitting may increase costs and cause delays depending on the nature of the activity to be permitted, and in an extreme case, could cause us to not proceed with the exploration or development of the Bannockburn Gold Mine.

OUR OWNERSHIP IS NOT RECORDED. THIRD PARTIES MAY DISPUTE OUR UNPATENTED MINING CLAIMS.

     The validity of our mining claims may be contested by third parties. Although we intend to record our ownership interest in the Bannockburn Gold Mine, we have not recorded it at this time, and we have not obtained title, ownership opinions or title insurance for the Bannockburn Gold Mine, with the attendant risk that our ownership interest in the Bannockburn Gold Mine may be defective. Potential creditors and judgment holders against 635329 BC Ltd. could seek to void our ownership, and we could lose all ownership of these mining interests.

A GOLD MINE IS A WASTING ASSET.

     Eventually, at some unknown time in the future, all of the economically extractable gold will be removed from the Bannockburn Gold Mine, and there will be no gold remaining. This is called depletion of reserves. Ultimately, we must acquire or operate other properties in order to continue as an on going business.

MINING ACCIDENTS OR OTHER ADVERSE EVENTS AT OUR MINING LOCATION COULD REDUCE OUR PRODUCTION LEVELS.

     Production may fall below estimated levels as a result of mining accidents such cave-ins or flooding at the Bannockburn Gold Mine. In addition, production may be unexpectedly reduced at a location if, during the course of mining, unfavorable ground conditions or seismic activity are encountered, ore grades are lower than expected, or the physical or metallurgical characteristics of the ore are less amenable to mining or processing than expected.

COMPETITIVE BUSINESS CONDITIONS.

The acquisition of gold properties is subject to competition. Companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than us to compete for properties. We may have to undertake greater risks than more established companies in order to compete.

RISK OF LEASE EXPIRATION.

     Our mining lease was first granted (to others) in 1998 and has a term of 20
years.  These leases are typically renewable at expiration time.   However,
there can be no assurance that the mining lease will be renewed, or if renewable, under terms that are favorable to us.

THERE IS NO MARKET LIQUIDITY FOR OUR SECURITIES AT THIS TIME AND THERE ARE PENNY STOCK SECURITIES LAW CONSIDERATIONS THAT COULD LIMIT YOUR ABILITY TO SELL YOUR SHARES.

     This is our initial public offering. Our common stock does not have a public market. We do not know if a public market for our common stock will exist in the future. We have no market maker for our common stock at this time. Our offering price is $0.10 per share. Our common stock is considered "penny stock", and the sale of our stock by you will be subject to our having a market maker for our common stock and the "penny stock rules" of the Securities and Exchange Commission. The penny stock rules require broker-dealers to take steps before making any penny stock trades in customer accounts. There could be delays in the trading of our stock. The market liquidity of our stock could be adversely affected. The penny stock rules require a broker-dealer to:

-     Advise a customer of the lowest offer and highest bid for our stock

-     Advise a customer of the broker dealer's compensation
- Make a special written suitability determination for the customer and receive the customer's prior written agreement

THE MARKET PRICE OF YOUR SHARES WILL BE VOLATILE.

     The stock market price of gold mining companies like us has been volatile. Securities markets may experience price and volume volatility. The market price of our stock may experience wide fluctuations that could be unrelated to our financial and operating results.

FUTURE SALES BY EXISTING STOCKHOLDERS.  CONCENTRATED VOTING POWER.

      If all shares in this offering are sold, our founder, 635329 BC Ltd., will own 75% of our common stock and have 75% of the voting power. A total of 3,000,000 shares of common stock were issued to 635329 BC Ltd., all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") pursuant to the Securities Act. Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Shares purchased in this offering, that will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering. If 635329 BC Ltd. ultimately sells its stock in the market, the sales may cause the market price of the stock to drop. 635329 BC Ltd. will control us after this offering, regardless of the number of shares sold, and your ability to cause a change in the course of our operations through your vote is effectively eliminated. The value attributable to the right to vote will be gone. This could result in a reduction in value to the shares you own because of your ineffective voting power.

     635329 BC Ltd. and our President, Michael Kirsh, entered into a Mineral Rights Sales Agreement whereby Dr. Kirsh will be 635329 BC Ltd.'s sales agent for the sale of 80% of the interest in the Bannockburn Gold Mine (the 10% of the Bannockburn Gold Mine that we already own and the 10% of the Bannockburn Gold Mine that we own an option for, are not included in the 80% number). 635329 BC Ltd. will compensate Dr. Kirsh for sales with 635329 BC Ltd.'s stock of Gold Pick Mines, Inc. For each 1% (up to 80%) of 635329 BC Ltd.'s Bannockburn Gold Mine ownership that 635329 BC Ltd. sells with Dr. Kirsh's assistance, 635329 BC Ltd. will compensate Dr. Kirsh with 37,000 shares of our common stock. If 635329 BC Ltd. sells 80% of the interest in the Bannockburn Gold Mine, then Dr. Kirsh will be compensated with 2,960,000 shares of our common stock by 635329 BC Ltd.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the 1,000,000 shares of common stock offered by us hereby at an initial public offering price of $0.10 per share are estimated to be $80,492.00 after deducting organizational and offering costs of approximately $19,508.00 (consisting of such costs as legal, accounting, geology, printing, transfer agent, and similar costs). Our director, Dr. Michael Kirsh, has loaned us the organizational and offering costs in the amount of $19,508.00 related to this initial public offering. This loan is an unsecured demand note with no interest rate. At the present time, we intend to repay Dr. Kirsh at the completion of this offering. In the event that we raise less than $19,508.00 in this offering, then we will most likely repay the loan to Dr. Kirsh to the extent we have funds available. If we are unable to repay Dr. Kirsh at the completion of this offering, then we will repay him at such time in the future as we may have the financial resources to do so.

     We expect to use the net proceeds as follows:

                                 Assuming the Sale of   Assuming the Sale of
                                 500,000 shares         1,000,000 Shares

General Corporate Purposes,
Repayment of loan to Dr. Kirsh
and
To pay for the exercise price
of the option to acquire up to
an additional 10% interest in
Bannockburn Gold Mine.            $      30,492.00       $       80,492.00


     We will have significant flexibility in applying the net proceeds of the offering. We may evaluate other business opportunities, whether in the form of assets acquisitions or business combinations. We may use a portion of the proceeds for these purposes. We are not currently a party to any contracts, letters of intent, commitments or agreements and are not currently engaged in
active negotiations with respect to any acquisitions.   We will most likely use
a substantial portion of the net proceeds to exercise our option to purchase up to an additional 10% of the Bannockburn Gold Mine for up to CN$80,000.00 from 635329 BC Ltd. The Option expires on December 31, 2005. We may exercise (on a pro rata basis) all or part of this 10% option from time to time until it expires. In the event that we raise less than $19,508.00 in this offering, then we will most likely repay the loan to Dr. Kirsh to the extent we have funds available.

                         DETERMINATION OF OFFERING PRICE

     We arbitrarily determined the price of the stock in this offering. The offering price is not an indication of, and is not based upon, the actual value of our common stock. The offering price bears no relationship to our book value, assets or earnings, or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

                                    DILUTION

     Our founder, 635329 BC Ltd. has paid $.001 per share for 3,000,000 shares of our common stock in connection with 635329 BC Ltd.'s capital in-kind
contribution of 10% of the Bannockburn Gold Mine.   The value of the capital
in-kind contribution of $.001 per share was determined based on the transferor's cost of the asset sold, being $3,000.00 (10% of the Bannockburn Gold Mine). The transferor was deemed to be a related party to us. 635329 BC Ltd. Originally acquired its interest in the Bannockburn Gold Mine in the year 2001 at a cost of $30,000.00 (100% of the Bannockburn Gold Mine) from Madoc Mining Company Ltd., now known as Adobe Ventures Inc. Adobe Ventures Inc. is unrelated to us. Investors in this offering will pay $0.10 per share. Investors in this offering will face an immediate and substantial dilution in net tangible book value. The net tangible book value per share outstanding before this offering is approximately $(.005) per share. The net tangible book value after this offering, if all 1,000,000 shares in this offering are sold, will be approximately $.021 per share. All of the increase in net tangible book value, approximately $.026 per share, would be attributable to the cash payments made by the investors in this offering. The amount of immediate dilution from the offering price that the investors in this offering will absorb immediately upon their investment is approximately $.079 per share.

                             DESCRIPTION OF BUSINESS

     Our name is Gold Pick Mines, Inc. We were incorporated as a State of Washington corporation in July 2002. Our executive offices are located at 5076 Angus Drive, Vancouver, British Columbia V6M 3M5, Canada, voice: (604) 269-9881, fax: (604) 269-9811. Dr. Michael Kirsh, D.D.S. is our Director, Chief Executive Officer and Chief Financial Officer as well as our President and Secretary.

GOLD PRICE VOLATILITY

      The volatility of the market price of gold is illustrated by the following table which sets forth for the periods indicated the high and low of the London PM (afternoon) fix of the gold price in U.S. dollars per ounce (rounded to the nearest dollar), as published by Kitco Precious Metals Company of Canada at www. Kitco.com.

            Gold Prices Per Ounce (US$)

Year                   High              Low

1998                   $ 313             $273
1999                   $ 325             $252
2000                   $ 312             $263
2001                   $ 293             $255
2002
(to October 28, 2002)  $ 327             $277


GENERAL

     Our objective is to exploit our 10% interest in one mineral claim that consists of two mining leases, and one mining patent located near each other near the village of Bannockburn in Madoc Township, S.E. Ontario, Canada. The Bannockburn Gold Mine is located on Highway 62 approximately 10 miles north of Madoc. These mineral claims are collectively know as the Bannockburn Property or the Bannockburn Gold Mine, which is an inactive gold mine. The Bannockburn Gold Mine had exploration work done on it by a former owner in the 1980's.

     The mining patent is known as the Lloyd Patent that is also part of the Bannockburn Gold Mine. The Lloyd Patent has a 7% net smelter royalty that is payable to a third party, "468678 Ontario Limited." The mining lease is lease number 106008 that consists of the two mining claims, numbers EO 652301 and EO 652302.

     We acquired the 10% interest in the Bannockburn Gold Mine from our founding shareholder, a Canadian company named "635329 BC Ltd.," that retains a 90% interest in the Bannockburn Gold Mine at this time (subject to our option to acquire from 635329 BC Ltd. up to an additional 10% of the Bannockburn Gold
Mine). We have been told by 635329 BC Ltd. that it intends to enter into negotiations to sell 80% of the interests in the Bannockburn Gold Mine to others in the near future. However, we have been told by 635329 BC Ltd. that it has no definite agreements to dispose of any of the 80% interest in the Bannockburn Gold Mine at this time. As part of an agreement between 635329 BC Ltd. and Dr. Kirsh, 635329 BC Ltd. will require purchasers of Bannockburn Gold Mine interest to spend an aggregate of approximately CN$1,272,000.00 to develop and mine the Bannockburn Gold Mine during their first 24 months of ownership and with us getting a carried interest on costs (i.e., at no cost or sometimes called a free
ride) and with us receiving our full share of mining profits.   We have not
conducted any exploration, development or production at the Bannockburn Gold
Mine.

PROPERTY AND OWNERSHIP

     A mining claim in the Province of Ontario, Canada is obtained by staking out a piece of ground of a certain size on land that is Crown Land or Province Land. The person doing the staking must have a prospecting license issued by the Province. A mining lease is granted only after the staker has made expenditures for such activities as surveying that is done by a registered, approved and licensed Land Surveyor.

     The original Bannockburn Gold Mine of Mono Gold Mines Inc was comprised of 9 full sized mining claims, 2 partial mining claims, and the mineral rights on Lot 28, Concession V, Madoc Township. The mining claims covered parts of Lots 27 and 29 in Concession V, and parts of Lots 27, 28, 29 and 30 in Concession VI, in Madoc Township, Hastings County, Eastern Ontario.

     The surface rights on the West Half of Lots 29 and 30, Concession VI, were acquired by others during 1988, and Legal surveys were carried out on seven mining claims in Lot 29, Concession V, and the West Half of Lot 29 and Lot 30, Concession VI, as part of the Regulatory requirements for taking the mining claims to lease. A withdrawal order from staking out was issued by the Ministry of Northern Development and Mines on January 28, 1988, as W.13/88.

     Leases of mining rights only were issued to others on January 23, 1988 covering these mining claims, subject to an approved plan of survey being supplied and the settlement of surface rights compensation. Regulatory approval was obtained for the two mining claims in Lot 29, Concession VI, EO 652301 and EO 652302, that were taken to Lease. The two leased mining claims contain by measurement 103.34 acres, more or less, shown as parts on a plan and field notes deposited in the Land Registry Office at Belleville, Ontario as Plan 21R-13376 and designated as Parts 8, 9, 10, and 11 on the plan.

     Madoc Mining Company Ltd., now known as Adobe Ventures Inc., acquired the Bannockburn Gold Mine in 1996, by transfer of the mining lease. Several of the mining claims were forfeited over the years due to lack of work, but since the area of the original Bannockburn Gold Mine was withdrawn under notice W.13/88, no mining claims could be staked out.

       HISTORICAL LIST OF MINING CLAIMS OF THE BANNOCKBURN GOLD MINE
       -------------------------------------------------------------

CLAIM NAMES:                LOT NUMBER  CONCESSION      PRESENT STATUS
--------------------------------------------------------------------------
EO 572484     Surveyed              29  V           Active, Special Status
EO 572485     Surveyed              29  V           Active, Special Status
EO 652301     Leased                29  VI          Leased
EO 652302     Leased                29  VI          Leased
EO 747941     Surveyed              29  V           Forfeited
EO 781909     Surveyed              30  VI          Forfeited
EO 781910     Surveyed              30  VI          Forfeited
EO 740470     Mining claim          28  VI          Forfeited
EO 740472     Mining claim          27  VI          Forfeited
EO 572483     Mining claim          27  V           Forfeited
EO 592199     Mining claim          27  V           Forfeited

PATENT NAME:
Lloyd Patent  Patented              28  V           Patented

     International Micham Resources Inc. acquired a 51% interest in the Bannockburn Gold Mine in 1988 by the expenditure of more than $2,000,000.00 on the Joint Venture exploration programs. Canadian Mono Mines Inc. negotiated an Option Agreement with International Micham Resources Inc. dated July 6th, 1992 to acquire this 51% interest in return for Advance Royalty payments with a provision for a lump sum buy-out.

     The mining lease #106008, comprising mining claims EO652301 and EO652302, was transferred to Madoc Mining Company Ltd., now known as Adobe Ventures Inc., in May, 1996, and Micham's 51% interest in the Bannockburn Gold Mine was acquired by Madoc Mining Company Ltd., now known as Adobe Ventures Inc., in June 1996 and December 1996. The mining lease was acquired by a British Columbia, Canada numbered company, 635329 B.C. Ltd., our founding shareholder, in December
2001 from Madoc Mining Company Ltd., now known as Adobe Ventures Inc.   We
acquired a 10% interest in the Bannockburn Gold Mine from our founding shareholder as its capital contribution in exchange for our common stock in 2002. We also assumed the Mine Reclamation Bond covering the Bannockburn Gold Mine. In addition, we received from our founding shareholder an option to acquire up to an additional 10% interest in the Bannockburn Gold Mine for up to CN$80,000.00. The Option expires on December 31, 2005. We may exercise (on a pro rata basis) all or part of this 10% option from time to time until it expires.

     The mining claims are located in the Southern Ontario Mining Division and are shown on Ontario Ministry of Natural Resources Claim Plan No. M-120, Madoc Township.

                              LIST OF MINING CLAIMS

CLAIM NAMES:           LOT NUMBER     CONCESSION        PRESENT STATUS

EO 652301                  29          West VI            Leased
EO 652302                  29          West VI            Leased
EO 572484                  29          East V          Active, Special Status
EO 572485                  29          West V          Active, Special Status

PATENT  NAME:
Lloyd  Patent  Patented    28             V            Patented


     The mining claims EO 572484 and EO 572485 in Lot 29 Concession V due west of the mining lease have a special status but with a due date of May 14, 1992 that may indicate they have been forfeited. The mining claims EO 652301 and EO 652302 are owned by 635329 B.C. Ltd. We are the beneficial owner of an undivided 10% in claims EO 652301 and EO 652302.

     The Lloyd Patent is recorded in the name of 635329 B.C. Ltd. in fee simple subject to a 7% net smelter royalty payable to a third party named "468678 Ontario Limited." There is no relationship between 468678 Ontario Limited and any of our officers, directors or 5% shareholders. We are the beneficial owner of an undivided 10% of the Lloyd patent.

     We intend to record our ownership interest in the Lloyd Patent and claims EO 652301 and EO 652302.

INTRODUCTION TO BANNOCKBURN GOLD MINE

     The Bannockburn Gold Mine is a gold in quartz vein deposit in Grenville age rocks located near the village of Bannockburn on Highway 62 in Madoc Township, southeastern Ontario, Canada. The first gold mine in Ontario known as the Richardson Mine was discovered in 1866 at Eldorado, 2 miles south of Bannockburn. The old Bannockburn Gold Mine, located east of the village of Bannockburn was discovered in the late 1800's and worked at various times up to the early 1950's.

     Exploration on the Bannockburn Gold Mine in 1981 was centered on the old Bannockburn Gold Mine in Lot 28, Concession V, Madoc Township. Work carried out between 1981 and 1986 proved up a series of mineralized quartz veins over a strike length of approximately 1,500 feet and to a vertical depth of over 350 feet in the Northeast area of the original Bannockburn Gold Mine. This area was taken to Lease and comprises the current mining lease. In 1986 a drill indicated reserve based on 50,584 feet (15,417 meters) of diamond drilling in 170 holes was calculated at 372,154 tons with a cut grade of 0.395 oz/ton gold using a four foot mining width.

     A Joint Venture between Canadian Mono Mines Inc. and Micham Exploration Inc. of Toronto carried out an underground exploration program on the mineralized quartz vein systems in the spring of 1988. The mineralized quartz vein systems were accessed by a decline ramp to the 75 foot level, with a 200 foot cross-cut to the east to intercept the veins. Drifting and sampling was carried out on three quartz veins, as well as an underground diamond drill program from three drill bays for a total of 5,700 in 35 feet in 35 holes. A Modified Geological Reserve of 248,160 tons at 0.186 oz/ton gold (cut), 0.267 oz/ton gold (uncut) was calculated based on the underground drifting and underground diamond drilling. The potential tonnage available for mining was estimated at 500,000 tons.

     A deep drilling program carried out on the Discovery Vein in late 1988 tested the depth extensions of the vein systems, confirming the extension of the mineralized quartz vein systems to over 450 feet in depth. An underground program in 1993 was carried out to drive the No. 3 DR S about 300 feet to the south on the Discovery Vein, to raise on the vein and bulk sample the vein material. There was no geological or survey control of the mining work and the Discovery Vein was lost after about 170 feet of the drift was completed.

     The Bannockburn Gold Mine was acquired by Madoc Mining Company Ltd., now known as Adobe Ventures Inc., in 1996, and work in 1996 and 1997 completed a surface short hole diamond drill program to confirm the continuity of the Discovery Vein, the decline was dewatered and rehabilitated, a vent raise was driven on No. 3 DR N, the Discovery Vein was located in No. 3 DR S and drifted on with a new drift No. 3 DR SE. The vein was raised on from No. 3 DR SE. to within 30 feet of surface and sub drifts put in at this level. Several panels were mined from the raise and 110 tons of the ore was shipped to the Horne smelter at Noranda, Quebec. This initial bulk sample returned assays of 0.308 oz/ton gold, 1.69 oz/ton silver and 71.70% silica.

     We believe that the work plan for the Bannockburn Gold Mine should include dewatering and rehabilitation of the underground workings on the Bannockburn Gold Mine to recover the available ore above the 75 foot Level, to drive the decline to the 125 foot Level, to cross-cut to and drift on the Discovery Vein and to raise to the 75 foot Level and prepare stopes for mining the down rake extension of the High Grade Zone within the Discovery Vein. The vein system was discovered in September 1984, and has since been explored by 53,570 feet (6,327 meters) of diamond drilling in 206 drill holes, of which 35 were drilled from underground.

     Exploration work carried out to 1986, mainly by surface diamond drilling, showed a multiple gold bearing quartz vein system over a distance of 1,400 feet up to 200 feet in depth. A resource estimate calculated in 1986 outlined a drill indicated resource of 372,154 tons with a cut grade of 0.395 oz./ton gold over 4.0 feet. This included several of the quartz vein systems.

     Underground exploration in 1988 by decline ramp to the 75 foot level, with cross cutting and drifting on three quartz veins and a 7,000 foot underground drill program confirmed the continuity and grade of the quartz vein material, but did not add to the resource figures calculated in 1986. A resource figure calculated from the results of the underground program were classed as Modified Geological Reserves totaling 248,160 tons with grades of 0.186 oz./ton gold
(cut) or 0.267 oz./ton gold (uncut) over 6.0 feet. A deep drilling program carried out late in 1988 confirmed the High Grade zone to a depth of over 350 feet below surface. Legal surveys were carried out on the claims, two claims were taken to lease with five more claims surveyed but not taken to lease.

     An underground program to take a bulk sample within the High Grade Zone of the Discovery Vein was completed during April and May, 1993. We believe that there was no survey control on the drifting program, the quartz vein became discontinuous as the No. 3 DR S was advanced and the lead was lost. Attempts to find the Vein by several cross-cuts and a 75 foot raise at 55 degrees were unsuccessful and the High Grade Zone was not intercepted.

     The Bannockburn Gold Mine was acquired by Madoc Mining Company Ltd., now known as Adobe Ventures Inc., in 1996. A short hole surface diamond-drilling program was carried out to further confirm the location and grades of the Discovery Vein to the 75-foot level. The underground workings were dewatered and a survey of the No. 3 DR-S showed the drift had missed the Discovery Vein and was over 100 feet off at the end of the drift. The drift was slashed and a new drift - No. 3 SE drift -was excavated. The ore from the No. 3 SE drift and from the No. 3 SE raise and sub-levels was stockpiled at a nearby site. A trial bulk sample of 110 tons of this ore was shipped to the Horne smelter at Noranda, Quebec. The bulk sample returned an average of 0.34 oz/ton gold on sampling, however, metallics screening was not used in the assaying procedure. The mining operation was shut down in October 1997 due to financial difficulties

     The report dated September 19, 2002 of Gordon D. House, P. Geo., recommends that the decline be driven down to the 125 foot Level while the Discovery Vein above the 75 Foot Level is mined and processed. The Discovery Vein at the 125 foot Level should be drifted on and raised on to the 75 foot Level to enable mining of the vein material between levels. Mr. House also recommends that a simple gravity/flotation mill should be installed on the site or nearby to process the ore.

PHYSIOGRAPHY, LOCATION AND ACCESS

     The Bannockburn Gold Mine is located in the northern portion Madoc Township, Hastings County, Eastern Ontario, Canada. This part of Hastings County is divided by the geological boundary between the Precambrian rocks to the north and the Paleozoic rocks to the south into two different physiographic parts. The geological contact runs approximately through the southern edge of Moira Lake, a body of water some 3 miles long and 1 mile wide, located just south of the town of Madoc. The northern three-quarters of the township therefore is underlain by the Precambrian rocks and forms a part of the Precambrian peneplain that slopes gently southward from an average elevation of about 900 feet north of Bannockburn to about 600 feet in the vicinity of Madoc. The highest point in the township is a hill underlain by the Gawley Creek syenite in the northwestern corner of the township, southwest of the Bannockburn Gold Mine.

     Relief in the area is moderate being nowhere in excess of 200 feet. The area is drained by the Moira River, that flows from north to south and southwest through the Bannockburn Gold Mine. It empties through Moira Lake into Lake Ontario.

     Forest cover includes a variety of hardwood trees including maple, poplar, birch, etc., as well as spruce and fir and other coniferous varieties. In places the undergrowth is quite thick but over much of the area the growth is open and park-like. The low lying, poorly drained areas to the northeast and to the west of the Bannockburn Gold Mine consists of reedy willow swamps and beaver ponds between isolated rock ridges. A small part of the area is cleared farmland. We believe there is adequate water and timber available on or near the Bannockburn Gold Mine. A portion of the area is cleared farmland. The property is usually free of snow from April through December, allowing approximately eight months of exploration each year. The property is within easy commuting distance from Madoc that is the nearest center with facilities.

     The leased mining claims, in the northeast part of the original claim block, are located about one half mile northeast of Bannockburn and are now accessed by a good haul road one kilometer from the Bannockburn Gold Mine that was constructed during the underground exploration program in 1988. This haul road runs along the abandoned railroad right-of-way running east from the old Bannockburn Station beside Highway # 62. There are pads for a trailer office complex complete with a drilled water well and installed septic field, located about 1,000 feet south of the decline portal.

     The town of Madoc is accessed from Toronto by the 401 Trans Canada Highway to Belleville and north along Provincial Highway # 62. The old Trans Canada Highway, Highway # 7, runs just north of Madoc town and leads to Peterborough to the west and Ottawa to the east. Madoc is a market town for the surrounding areas and is also a tourist destination in the summer months, with Moira Lake on the southern outskirts a major attraction.

GEOLOGY

     The geology of Madoc Township and surrounding areas is characterized by good exposures of Precambrian greenstones, metasediments, intrusive rocks and relatively undisturbed, unconformable Phanerozoic sediments. The oldest rocks in the region are mafic metavolcanics, predominantly of tholeiitic basalt type, of the Tudor Formation that occupy the base of the Hermon Group of supracrustal clastic to carbonate metasediments and greenstones. A second sequence of metavolcanic rocks, the Madoc Volcanics overlying the Hermon Group, are exposed in southern Madoc Township. These rocks range from andesite to rhyolite in composition and exhibit primary volcanic textures. Near Queensborough the rhyolites and associated rocks indicate a possible volcanic center.

     Overlying, and in some cases intercalated with, the Tudor Formation volcanics, are the Hermon Group metasediments that, in the Madoc region, are primarily impure marbles with some semi-pelitic and psammitic schists. Other sedimentary rocks include slates, and several bands of metaconglomerate, the latter generally occurring in association with the volcanic-sedimentary contact where present.

     The major intrusive bodies in the area are the Deloro granite and the Gawley Creek syenite. The Deloro granite is a pink, medium crystalline granitic stock occupying several square miles of southwest Madoc Township and is associated with the Deloro gold occurrences in neighboring Marmora Township.
The Gawley Creek syenite body is located in the northwest quadrant of Madoc

Township and extends into Marmora Township. This is a medium to coarsely crystalline biotite hornblende syenite that also includes a variety of granitic to dioritic differentiates.

     At least two major folds are present in the Madoc area, the Queensborough and Madoc synforms. The Queensborough structure has a northwesterly trend whereas the Madoc synform has a northeasterly trend similar to that of most Grenville structures. The Bannockburn area contains numerous minor structures that are apparently related to a significant northeasterly trending antiformal structure.

     The greenstones in the Madoc region are similar to other greenstone areas in being affected by numerous faults and shear zones. A general northeast-southwest trend is predominant, parallel to major lithological and some structural boundaries within the Grenville Province.

     Age determinations indicate these rocks were last deformed during the Grenville Orogeny that has produced highly deformed rocks of middle greenschist to lower amphibolite facies in the Madoc Township area. Metamorphic grade tends to increase from west to east.

     The Lease area containing the Discovery zone is underlain essentially by three principal rock types: mafic to intermediate metavolcanic rocks, semi-pelitic metasediments with sulfide-bearing semi-pelitic metasedimentary phases and minor intrusive rocks, all having altered equivalents. Paleozoic rocks have not been mapped on the Bannockburn Gold Mine. Bedrock is for the most part well exposed with drift thicknesses of only several feet. Overburden, where present, carries locally derived material.

METASEDIMENTARY ROCKS: SEMI-PELITIC METASEDIMENTS;

     Much of the Lease area is underlain by banded, fine to medium grained sericitic and siliceous semi-pelitic metasediments. The semi-pelitic metasediments are strongly deformed and isoclinally folded about the nose and axis of the southwesterly plunging antiformal structure that dominates the Bannockburn Gold Mine.

     There are sulfide rich horizons within the semi-pelitic metasediments, especially close to the contact with the underlying Tudor metavolcanics. The relatively high sulfide content within these horizons consists predominantly of pyrite with minor pyrrhotite and traces of base metal sulfides. The sulfide enriched horizons are known locally as the Rusty Schists due to the weathering and rusty oxidation of sulfides on exposed outcrops.

     Several Rusty Schist horizons noted during the 1984 mapping program were pyrrhotite rich and had given strong magnetic response in the magnetometer survey. Similar pyrrhotite rich Rusty Schist horizons have been noted elsewhere in Madoc Township but occurring close to the contact zone with the Gawley Creek Syenite, and perhaps reflecting the contact metamorphic effects of the syenite.

     The Rusty Schist or sulfide enriched phase of the semi-pelitic metasediments may be analagous to sulfide facies iron formation near the volcanic-sedimentary contact zone. Thin beds of chloritic volcanic tuff are interbedded with Rusty Schist layers at the volcanic-sedimentary contact.

     Massive horizons of sulfide enrichment occur in semi-pelitic metasedimentary rocks to the south in Madoc Township with pyrite content of over 70% and thicknesses up to 90 feet that were mined in the latter part of the last century for the sulfur content. Several of these old pyrite mines, the Bannockburn Pyrite Mine at Keller Bridge and the Blakely Pyrite Mine at Queensborough, occur nearby.

GARNET SCHIST

     A discontinuous band of garnetiferous, chlorite-biotite schist is found within the volcanic-sedimentary contact zone. This unit may range up to 70 feet thick but is strongly deformed with the thickness probably fold controlled. The unit is sericitic in part and may be strongly carbonatized. Garnet content greater than 40% is not uncommon. Although occurring in association with the Rusty Schists at the volcanic-sedimentary contact zone, the garnet schists are not necessarily sulfide enriched, although large blebs of pyrrhotite and pyrite have been noted.

QUARTZ-SERICITE SCHIST

     Quartz-Sericite Schists occur along the volcanic-sedimentary contact, and have been noted in the vicinity of the Discovery Vein. These are apparently discontinuous lenses with fold controlled thicknesses, occurring within the semi-pelitic metasedimentary horizons closely overlying the contact with the volcanics.

     Quartz-Sericite Schists are commonly associated with volcanic sediment transitions within volcanogenic massive sulfide deposits where they are considered altered or metamorphosed exhalative cherts or rhyolites. Their presence along the main contact at the Lease area may in fact be of similar origin as cherty exhalatives. An alternative origin may be related to alteration of cherty sediments in the presence of strong sulfide mineralization.

METAVOLCANIC ROCKS: MAFIC VOLCANICS;

     The most important rock types outcropping within the Lease area are the metavolcanics of the Tudor Formation. These rocks are generally mafic to intermediate, massive greenstones. They are moderately foliated, chloritic and exhibit several alteration types.

     Distinguishing between individual flow or tuffaceous units within the metavolcanics is difficult, if not impossible. There are however a number of features that may be of use in separating similar sub-units. These include the presence of possible amygdaloidal flows and sharp textural changes such as increased foliation/alteration. At the present time, a complete stratigraphy for the volcanic sub-units has not been derived. Mapping of the stripped and sluiced area west of the original Discovery trench and south of the decline portal exposed the volcanic-sedimentary contact, showing an interbedding of quartz-sericite schist and rusty schist with dark green chloritic mafic volcanic tuffs, within a strongly crenulated, isoclinally folded syncline on the margins of the regional anticline. The interlayering of the different rock types within a restricted stratigraphic horizon may explain the seeming complexity of rock and alteration types within the Discovery Zone.

FELSITE;

     Diamond drill holes to the north of the Lease area, drilled in 1985, 1986 and 1987, encountered intrusive related alteration zones, identified in 1985 as felsite. Surface exposures of felsite were noted along drill access roads during the 1986 and 1987 drill programs. The stripping program carried out during the summer and fall of 1987 was extended further to the north and to the west than the earlier drill access roads, and while limited to bulldozer stripping only the rock surfaces were sufficiently cleaned off to expose fairly extensive outcrops of felsite.

     The felsite zones, in drill intercept, consist of concordantly banded intervals of silicic and potassic alteration where the host metavolcanics have been pervasively replaced by a granitoid assemblage. In outcrop, the zones appear as irregular bands of intrusive of granitic composition roughly paralleling the foliation or axial plane cleavage in part, but forming felsic centers over larger areas. The felsite is intrusive in character with sharp contacts although there does appear to have been some assimilation of the country rock in several places.

     The felsite zones represent zones of metasomatic alteration, or migmatization, related to granitic or syenitic intrusives at depth. Such an intrusive is most likely to occupy a position towards the axis of the major antiform outcropping on the Bannockburn Gold Mine.

INTRUSIVE ROCKS:

     Within the Lease area, intrusive rocks are the least important by volume. Generally, the intrusives are narrow, mafic to intermediate sills or dikes. These are often difficult to identify but are recognized by uniform composition, possible chill contacts, and strong penetrative cleavage or foliation development. The mafic sills are apparently very susceptible to carbonate alteration and often stand out from wall rocks on this basis. The mafic intrusives are dioritic in composition and may have originated as mafic differentiates of the Gawley Creek Syenite body immediately west of the project area and within the Bannockburn Gold Mine.

     Within the northern part of the original Bannockburn Gold Mine, discontinuous and irregular lenses of medium to coarse dioritic material have been noted in drill core. These rocks occur as sweats or segregations parallel to the regional cleavage and may be related to the closure zone of the antiform. A late stage lamprophyre dyke about 18 inches wide was exposed during the stripping and sluicing operation. The dyke dips at 85 degrees to the west, with a strike of 030 degrees, outcropping just east of the Discovery trench and is now seen in the southern part of the stripped area. There are no offsets apparent along the dyke.

 STRUCTURAL GEOLOGY:

     The Lease area is dominated by a series of northeasterly trending fold structures; closure of one such fold occurs immediately west of the decline portal. The fold outcrops as an antiform, with a minor synform composed of isoclinal parasitic folds on the eastern boundary. The antiform plunges to the south and southwest. Minor features are well expressed along the volcanic-sedimentary contact zone where ductility contrasts between the Tudor Formation and the Rusty Schists caused pronounced quasi-flexural folding.

     The presence of these folds has resulted in the development of a strong, near vertical axial planar cleavage with associated axial plane shearing. Numerous parasitic folds have been noted, although much of the folding is complex and polyphase. This is especially noticeable in the Rusty Schists and semi-pelitic metasediments where refolded folds are obvious throughout the entire Bannockburn Gold Mine. Within the metavolcanics folding is virtually invisible due to the lack of marker horizons. These mafic rocks have, however, undergone a more brittle deformation style due to their low ductility. Brecciation and minor faulting with minor displacements are fairly common within the volcanics, and large blocks have not been strongly deformed in some cases.

     Faulting in the Lease area is dominated by the axial planar fabric of the antiform. Although a number of faults have been encountered in diamond drilling, these have not resulted in proven structural dislocation. Current indications are that the faulting predates the quartz vein systems, thus the effect on mineralized horizons appears minimal.

     Large areas of stripped and sluiced rock were exposed south and west of the Discovery trench and present decline portal. A series of roughly parallel joints or fractures with a strike direction varying from 100 degrees to 120 degrees with steep to vertical dip were well exposed. The joints appeared to be late stage and cut across foliation and fold structures as well as the quartz veins. Local variations in the strike direction of the quartz veins can be seen in the exposed outcrops around the Discovery trench and zone. Detailed geological mapping of the vein structures showed a left lateral or sinistral offset to the veins. The offsets, or jogs, are not uniform either in the extent of the offset or the spacing of the offsets along the vein.

     There is an apparent, coincidental, parallelism between the sinistral offsets of the vein system and the 100 degrees - 120 degrees striking joints discussed above, perhaps related to zones of weakness associated with the antiformal structures. The 100 degrees -120 degrees striking joints are late stage structural features with some post glacial reactivation.

METAMORPHISM:

     All of the rocks of the area have undergone Grenville aged deformation and metamorphism of lower to medium greenschist facies. The Madoc area appears as a window of greenschist facies metamorphism surrounded by amphibolite facies metamorphism. This results in chloritic greenstones in place of mafic volcanic rocks and siliceous, semi-pelitic schists in place of the original argillites, siltstones and tuffaceous sediments. The presence of abundant garnet in the more pelitic rocks implies the higher temperature ranges of low grade metamorphism, that is consistent with the occurrence of minor actinolite in greenschist and development of biotite in both volcanics and sediments.

ALTERATION:

     The Lease area contains quartz vein systems both within and outside of altered host rocks. The alteration types include pervasive carbonatization, silicification and minor potassic alteration. In several cases the quartz veins are bordered by intense but localized carbonatization for several feet, while in some drill holes the entire section exhibits varying degrees of carbonate enrichment.

     Carbonatization is present throughout the entire Bannockburn Gold Mine that makes it difficult to determine if regional processes or ore forming processes were responsible. Many major gold producing areas contain abundant carbonatized host rocks, considered by many workers as an effect of the metamorphic events that may have led to the deposition of gold. Such processes include hydrothermal alteration in which CO2 (carbon dioxide) rich fluids carrying a variety of gold bearing chemical complexes pass through the host rocks.

     The early drill programs intersected intervals of intrusive related alteration zones in the northwest part of the original Bannockburn Gold Mine, north of the Lease area. Felsite occurs within metasomatic alteration zones related to a postulated intrusive at depth, and that migmatization is an advanced form of alteration. In many drill intercepts the altered zone has a definite intrusive character with sharp contacts, but generally the bulk of the zone consists of less intense granitization where relict textures are still recognizable. The zones may be metasomatic alteration envelopes peripheral to a granite or syenite intrusive. There are narrow zones of dioritic, syenodioritic rocks and apparent feldspar porphyry that are also indicative of an intrusive body at depth. The intrusive body may occupy an axial position relative to the major fold underlying the Bannockburn Gold Mine area.

MINERALIZATION/ECONOMIC GEOLOGY

     Gold occurs on the Bannockburn Gold Mine as a native metal, in association with a minor sulfide assemblage consisting of pyrite; minor marcasite; pyrrhotite; arsenopyrite; and other sulfides and tellurides; in quartz and quartz carbonate veins. The overall sulfide content in the vein structures appears relatively minor and the tenor of the gold mineralization does not appear to be related to sulfide content. Gold may occur with or without carbonate in the veins, however it is sometimes concentrated near the vein margins where coarse calcite also occurs. Visible free gold has been frequently observed in drill core, in surface exposures of the vein systems, and in the Discovery Vein system in the underground workings.

     In the Lease area, the most important part of the original Bannockburn Gold Mine, the quartz carbonate vein systems, of which there appear to be at least four, and possibly ten, recognized to date, are comprised of numerous generally parallel north to slightly northwest striking veins that crosscut folded Grenville supracrustal rocks. The veins are typically narrow, varying from 6 feet to a few inches in true thickness in which ore shoots are developed. There does not appear to be a consistent relationship between vein width and grade of gold and frequently gold values even in narrow sections of the veins are high enough to support dilution to a 4 foot minimum, or greater, mining width in continuous zones. The controls for development of ore shoots are not yet apparent but as in most vein systems such controls are probably a combination of numerous physical and physico-chemical factors.

     The quartz vein systems in the Lease area consist of a series of sheeted dilation veins that have a northerly to northwesterly strike and that dip to the east at between 40 degrees to 55 degrees. Detailed geological mapping of the stripped and sluiced bedrock in the original Discovery zone, adjacent to the present decline portal, has provided much information on the extent and configuration of the veins. It was apparent from this work that it was difficult if not impossible to correlate drill core sections in the various veins and vein systems without the benefit of being able to see these structures in the third dimension through underground openings.

     There is some suggestion that the veins themselves may react differently according to host rock types, i.e., whether they cut metavolcanic or metasedimentary rocks. The veins within mafic metavolcanics appear to have better defined walls and form more continuous singular veins whereas those within the schists and rusty schists appear more sinuous and contorted, appearing to assume the nature of composite veins. Observations on the cleaned surfaces that were stripped and sluiced, clearly show a transition of quartz veins from a crosscutting to a conformable (with foliation) attitude over short distances in places, however there is normally a narrow fracture or structural break continuing along the strike of the vein, crosscutting foliation, whereas the vein itself jogs along the foliation.

     It is apparent from the drill core and logs from the drill programs carried out within the Lease area that there are several types of quartz veins occurring at the Bannockburn Gold Mine. All the quartz veins intercepted during the drill programs were sampled and assayed for gold, the results of these assays indicated that the gold mineralization was associated with a particular type of quartz vein. These veins are crosscutting quartz veins composed of coarse grained, glassy quartz with conchoidal fracture, colored bluish-gray, and generally dipping at around 45 degrees to 55 degrees to the east. Carbonate in the form of calcite or rusty weathering ankerite is usually associated with the quartz veins and sulfides are generally present, although in minor amounts. The presence of chalcopyrite, galena and marcasite - especially botryoidal marcasite, is a good indication of the presence of visible gold and/or blue-gray tellurides.

     Other types of quartz vein noted in drill core included milky white, cherty bull quartz veins, parallel to the foliation or axial plane cleavage and with the characteristics of metamorphic sweats or veins. These veins are usually discontinuous, and where exposed on the stripped and cleaned surface can be seen as irregular, conformable layers of quartz within the axial plane cleavage and as folded pods of quartz within the tight isoclinal folds in the semi-pelitic metasediments. Similar narrow, irregular and discontinuous quartz stringers can be seen on the stripped surfaces within the metavolcanics.

     The gold-bearing quartz veins have been traced in diamond drill holes and on surface exposure over a strike length of about 1,500 feet, and have been explored by drilling to a vertical depth of some 450 feet. Interpretation of drill core intercepts indicated there were from four to ten parallel veins within the quartz vein systems, however the surface stripping and sluicing programs exposed a sufficient strike length of the Discovery Vein to indicate that the structural controls are much more complex than had been anticipated. The quartz veins in the area around the Discovery trench appeared to have an east-west structural element that was not evident from the drill programs.

     The antiformal structure to the west of the Discovery trench and present decline portal may have had some controls on the contortions of the quartz veins, the contact zone between the underlying Tudor Group metavolcanics and the semi-pelitic metasediments outcrops in the nose of a plunging antiform only 200 feet west of the Discovery trench. The more ductile metasediments have been isoclinally folded and at the contact there are small scale flexure folds and parasitic displacement folds within the semi-pelites. The quartz veins appear to crosscut all the structures, but are themselves plastically deformed within the contact zone. There are several sinuously folded and contorted quartz veins that appear to be apophyses of the Discovery Vein, although the actual vein junctions could not be exposed due to the water level in the beaver pond. Channel samples of several of these sinuous quartz veins in the area of the Discovery trench returned assay values up to several ounces/ton gold.

     A characteristic of the mineralization at the Bannockburn Gold Mine is the coarseness of the gold. In many drill intersections, visible gold appears to be the rule, that indicates that simple gravity methods can be used for separation.

ESTIMATE OF PROBABLE (INDICATED) RECOVERABLE GOLD ORE

     Although the report of Gordon D. House, P. Geo. about the Bannockburn Gold Mine sets forth estimates of Probable (Indicated) Recoverable Gold Ore, we have decided not to make Estimates of Probable (Indicated) Recoverable Gold Ore. We believe that the Bannockburn Gold Mine represents a legitimate target for further exploration and development.

OUR CONCLUSIONS AND OUR PROPOSED MINING PROGRAM

     In 1997, a prior operator of the Bannockburn Gold Mine mined 110 tons of ore that was assembled at Noranda's Home Smelter in Noranda, Quebec, for an initial bulk sample. The results showed 0.308 oz./gold per ton, 1.69 oz./ton silver and 71.7% silica. Also, in 1996 and 1997, others conducted exploratory surface diamond drilling. This drilling confirmed the existence of a high grade zone in the discovery vein system. In 1996, others conducted a resurvey of the underground survey stations. Others previously dug a 75 foot incline into the gold bearing ore that gives current access to the gold ore bearing mineralization. The Bannockburn Gold Mine was closed in October 1997 because the person operating the mine at that time lacked funds to continue.

     We believe that a simple gravity/flotation mill located on the site would substantially reduce operating costs by eliminating the cost of transporting the gold ore to a smelter. Such a simple gravity/flotation mill could recover coarse gold, and be capable of treating approximately 75 tons of ore per day.
We believe that electrical power lines can be brought on the site by the electrical utility company. An alternative would be to operate a diesel generator on the site. We estimate that approximately CN$1,272,000.00 in costs will be needed for mining operations at the Bannockburn Gold Mine.

     The Bannockburn Gold Mine has been intensively explored by geophysical surveys, geochemical surveys, geological mapping, diamond drilling and underground drifting and mining since the gold bearing quartz vein systems on mining claims EO 652301 and EO 652302 were first discovered in 1984. This discovery followed earlier exploration work by Mono Gold Mines Inc. based on the old Bannockburn Gold Mine that had been worked from the late 1880's through the 1950's by others.

     The diamond drill programs carried out from 1984 through 1986 outlined a series of gold bearing quartz veins that, after 30,818 feet of drilling, were calculated to contain a drill indicated and inferred resource of 372,154 tons with a cut grade of 0.395 oz/ton gold over 4.0 feet over several of the quartz veins in the system. Further development in 1988 by underground openings through a decline to the 75 foot Level, drifting on several quartz veins and underground diamond drilling confirmed the continuity of the Discovery Vein. A resource estimate calculated from this work delineated Modified Geological Reserves totaling 248,160 tons with grades of 0.186 oz/ton gold (cut) and 0.267 oz/ton gold (uncut) over 6.0 feet. This resource was restricted to the two or three quartz veins adjacent to the underground opening and in a small zone to the north.

     A surface stripping and geological mapping program in 1987 offered the opportunity to take a bulk sample of Discovery Vein material at surface for metallurgical testing. Approximately 1,600 pounds of quartz vein material from the Discovery Vein was shipped to Witteck Development Inc. in Mississauga, Ontario, where a complete metallurgical evaluation was made of the material, indicating that milling of the ore would yield a concentrate that could be smelted to yield over 90% gold recovery, and that a vat leach process with pre-aeration followed by cyanidation would recover 98% of the gold. The ore had a low work index and would be simple to mill.

     During the period 1996 to 1997 the Bannockburn Gold Mine was re-activated, the Discovery Vein traced to the south and raised on to within 30 feet of surface. The vein was mined by a series of panels off the raise and the ore shipped as an initial bulk sample to the Horne smelter at Noranda, Quebec. A total of 110 tons was shipped, and the average assay returned was 0.308 oz/ton gold, 1.69 oz/ton silver and 71.7% silica.

     The 1996-1997 program was terminated by others due to lack of funds. The market price of gold at the time was relatively low, and costs of trucking the ore proved uneconomic. However, the program did show that the Discovery Vein carried economic values in gold within the High Grade Zone and that the quartz vein was amenable to selective mining without unduly increasing costs.

     A deep drilling project in 1988 traced the Discovery Vein to depths exceeding 450 feet and showed that the gold grade within the High Grade Zone continued down rake to depth. This raises the possibility of continuing the decline down to greater depths and drifting on the Vein to open it for mining up to the 75 foot Level. The ground is competent and the decline extension would not need to be as large an opening as the decline to the 75 foot Level.

     We believe that the Bannockburn Gold Mine is a viable project for a small mining and milling operation, initially based on the conservatively estimated resource of approximately 8,000 tons of ore lying above the 75 foot Level in the High Grade section of the Discovery Vein. Further evaluation of the Discovery Vein may indicate further tonnage of economic ore for extraction. The High Grade Zone in the Discovery Vein below the 75 foot Level contains significant values in gold as outlined by the earlier diamond drill programs. This deeper ore could be pursued by sinking the decline to the 125 foot Level, cross cutting to the vein and drifting on the vein to open it up for raising to the 75 foot Level and then developing stopes within the High Grade sections.

     In order to keep costs of transportation down, we contemplate that a simple gravity/flotation mill be purchased or leased and the processing of the ore be carried out on the site or nearby. The concentrates produced would be much less expensive to transport to a smelter for final recovery of the contained precious metals.

     We contemplate that the Bannockburn Gold Mine will be reactivated as a small mining and milling project, with a simple gravity/flotation mill on the site or nearby to process the Discovery Vein material mined from above the 75 foot Level and from stopes developed between the 125 foot Level and the 75 foot Level by driving the decline down to the level, cross cutting to the vein and drifting on the vein.

     We contemplate reopening the decline, purchasing a simple gravity/flotation mill, setting up the mill on the site or nearby, mining the Discovery Vein above the 75 foot Level, driving the decline down to the 125 foot Level and cross cutting to the vein with drifting on the vein. We have used the actual cost figures from the Madoc Mining Company Ltd., now known as Adobe Ventures Inc., operations in 1996-1997 as a basis for our calculations, and we estimate the costs to operate Bannockburn Gold Mine to total CN$1,272,000.00 as follows:

                       COST ESTIMATES--(CANADIAN DOLLARS)

             DEWATERING AND REHABILITATION OF UNDERGROUND WORKINGS:

Dewatering & Rehabilitation                             CN   $ 50,000.00
Surveying                                                    $  5,000.00
Mapping and Sampling                                         $  4,000.00
Supervision & Engineering                                    $ 25,000.00
Supplies                                                     $  1,500.00
Freight, etc.,                                               $  4,000.00
Consulting, Reporting                                        $  7,500.00
Truck rental                                                 $  4,000.00
                                                             -----------
                                                        CN   $101,000.00
                                                             -----------

                     MILL ACQUISITION, TRANSPORT AND CONSTRUCTION:

Estimated cost of simple gravity/flotation mill,                      CN   $300,000.00
Transport to site, estimate                                                  20,000.00
Site preparation and setup on site, or nearby                                35,000.00
Establishment of electrical power supply to mine site,
    Ontario Hydro,                                                           90,000.00
To purchasing agents, testing facilities for plant, commission, est.         30,000.00
                                                                           -----------
                                                                      CN   $475,000.00
                                                                           -----------


                    UNDERGROUND WORKS, DEVELOPMENT & MINING:

Extension of decline to 125 foot level,                CN    $145,000.00
Drifting on 125 foot Level, raising to 75 foot Level        $  225,000.00
Surveying                                                   $   25,000.00
Sampling & assaying                                         $   25,000.00
Travel & accommodation                                      $   20,000.00
Supplies, freight                                           $   25,000.00
Supervision, engineering                                    $   65,000.00
                                                            -------------
                                                       CN   $  530,000.00
                                                            -------------

                                               Total   CN   $1,106,000.00
                          Contingency reserve at 15%   CN   $  166,000.00
                                                            -------------
                                         Grand Total   CN   $1,272,000.00


REGULATION OF MINING IN CANADA

     The mining industry in Canada operates under both federal and provincial legislation governing the exploration, development, production and decommissioning of mines. Such legislation relates to the method of acquisition and ownership of mining rights, labor, health and safety standards, royalties, mining and income taxes, exports, reclamation and rehabilitation of mines, and other matters.

     The mining industry in Canada is also subject to legislation at both the federal and provincial levels concerning the protection of the environment. Legislation imposes high standards on the mining industry to reduce or eliminate the effects of waste generated by extraction and processing operations and subsequently deposited on the ground or emitted into the air or water. The design of mines and mills, and the conduct of extraction and processing operations, are subject to the regulatory restrictions. The exploration, construction, development and operation of a mine, mill or refinery require compliance with environmental legislation and regulatory reviews, and the obtaining of land use and other permits, water licenses and similar authorizations from various governmental agencies. Legislation is in place for lands under federal jurisdiction or located in certain provinces that provides for the preparation of costly environmental impact assessment reports prior to the commencement of any mining operations. These reports require a detailed technical and scientific assessment as well as a prediction of the impact on the environment of proposed mine exploration and development. Failure to comply with the requirements of environmental legislation may result in regulatory or court orders being issued that could result in the cessation, curtailment or modification of operations or that could require the installation of additional facilities or equipment to protect the environment. Violators may be required to compensate those suffering loss or damage by reason of mining activities and the violators, including our officers and directors, may be fined or, in some cases, imprisoned if convicted of an offense under such legislation.

Provincial mining legislation establishes requirements for the decommissioning, reclamation and rehabilitation of mining properties that are closed. Closure requirements relate to the protection and restoration of the environment and the protection of public safety. Some former mining properties must be managed for a long time following closure in order to fulfill regulatory closure requirements. The cost of closure of existing and former mining properties and, in particular, the cost of long-term management of open or closed mining properties can be substantial. We will endeavor to progressively rehabilitate our mining properties during the period of mining our operation so as to reduce the cost of fulfilling closure requirements after the termination or suspension of production.

     Gold exploration is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for: locating claims, posting claims, working claims
and reporting work performed.   We most likely will be required to obtain
permits from the Ontario Ministry of the Environment before we commence mining
operations at the Bannockburn Gold Mine.   We believe that we, 635329 BC Ltd.
and the Bannockburn Gold Mine itself, are currently in compliance in all material respects with applicable environmental legislation and rules. We believe that all structures at the Bannockburn Gold Mine are in good condition. When we terminate production at the Bannockburn Gold Mine, we plan to offset some of the cost of the mine closure, reclamation and rehabilitation with the salvage value of plant and equipment located at the Bannockburn Gold Mine. In 2001, the Ontario Ministry of the Environment adopted Ontario Regulation 127/01, the "Airborne Contaminant Discharge Monitoring and Reporting" pursuant to the Environmental Protection Act of Ontario that may require us to prepare and submit reports concerning air pollution or the absence thereof caused by our proposed operations at the Bannockburn Gold Mine.

THE HISTORY OF THE BANNOCKBURN GOLD MINE

     Madoc has been a mining center for well over 100 years. The discovery of gold in 1866 at the site that was to become the Richardson Mine near Eldorado, that lies less than 2 miles south-southeast of Bannockburn on Highway #62, was the first such discovery in the province of Ontario and led to a gold rush. Over the next 30 or 40 years several gold properties were discovered and some mining operations were established.

     The Bannockburn Gold Mine is on land that was originally homesteaded by a man named Lloyd in the 1880s following discovery of surface gold that led to a considerable amount of trenching and high-grading. The Bannockburn Gold Mine appears to have been one of the earlier mines discovered in the period following the 1866 gold rush. The exact date of the start of this operation is unknown but there is an account of it being well established and in operation, and subsequently being closed, prior to 1894. The Bannockburn Gold Mine was reopened and operated again from 1894 to 1898.

     The Bannockburn Gold Mine was farmed out to an American on a royalty basis until 1905. During this period a considerable amount of excavation work was done including sinking of a shaft to a depth of about 70 feet and the excavation of several other pits and trenches, including what appears to have been the start of a second shaft. During this period a stamp mill was erected near the shaft to treat the ore from the Bannockburn Gold Mine.

     Other gold prospects in the area include the Sophia or Diamond Mine that operated from 1896 to 1908. The St. Joe Mine was in operation prior to 1898. Prior to the 1860s the early mining history of the area relates to the occurrences of iron ore including both hematite and magnetite on which a number of mines were operated until about 1910. Several other mines in the area were worked for base metals: the Eldorado Copper Mine that produced from 1903 to 1907; a number of pyrite mines, including the Bannockburn Pyrite Mine that was finally closed in 1919; the Blakely Pyrite Mine (1905-1908); and the Canadian Sulfur Ore Company (1906 to 1909).

     In addition to base and precious metals and iron ore, industrial minerals have long been an important commodity in the economy of the Madoc. Fluorspar mining began at Madoc in 1905 reaching peak production periods from 1916 to 1920 and from 1940 to 1951 (both of these peak activity periods probably being related to steel requirements during the war years). Many fluorspar mines have been in operation at various times in the area. Other industrial commodities of importance are talc, that was first discovered in the Madoc area in 1896 and has been produced continuously to the present time. Marble and slate have been quarried for use as ornamental building materials since there has been a recent revival of interest in dimension stone for ornamental building purposes, emphasized by a regional evaluation of dimension stone quarries carried out by geologists from the Ministry of Natural Resources over the past several years.

     Following the death of the American lessee in 1905, little work of an organized nature appears to have been done on the Bannockburn Gold Mine until 1981 when Mono Gold Mines Inc acquired the claims covering the old
Bannockburn Gold Mine and Sawyer Consultants Inc. carried out geophysical and geological exploration. Further claims were added to the Bannockburn Gold Mine in the northeast area and more geophysical and geological exploration was done over the expanded Bannockburn Gold Mine in 1984. The discovery of a gold bearing quartz vein on the northeast area of the Bannockburn Gold Mine resulted in a power trenching and diamond drill program that confirmed the extent of the gold bearing quartz vein, leading to the subsequent exploration programs.

PREVIOUS WORK AT THE BANNOCKBURN GOLD MINE

     The following list summarizes work carried out on the Bannockburn Gold Mine since 1981.

1981
Surface exploration - linecutting, geological mapping, magnetometer and EM-16 surveys carried out by Sawyer Consultants Inc. for Mono Gold Mines Inc.

1984
(i) Mining claims EO652301 and EO652302 acquired, linecutting and geophysical surveying extended to cover entire claim group.
(ii) Sept: Extension of geological mapping and geological investigation of geophysical targets; sampling of sulfide-enriched zones and quartz veins. The Northeast area was identified as the main target area as a result of the discovery of free gold in quartz veins; the Discovery Vein; recommendations were made for further trenching and sampling.
(iii) Nov: Trenching confirmed a significant gold in quartz discovery.

1985
(i) Feb: 2,027 feet of diamond drilling in 8 holes confirmed the existence of the gold bearing vein to shallow depth and along 150 feet of strike length.
(ii) Mar: Assessment drilling carried out on the southernmost two claims of the group, diamond drill hole.
(iii) Mar: Further diamond drilling - 1,330 feet in 6 holes.
(iv) May: Work established a new grid on the Northeast zone followed by geological mapping. Continued diamond drilling involving 1,904 feet aggregate footage in 6 holes established the existence of two veins.
(v) Mid Year: Mono Gold Mines Inc. exercised option to acquire two claims immediately north of the Discovery area that were Mining claims EO781909 and EO781910.
(vi) Sept. - Dec.: Beavon Consulting Ltd. carried out geochemical soil sampling over the entire Bannockburn Gold Mine for Mono Gold Mines Inc. Anomalies in trace elements were identified on mining claims EO781909 and EO781910, and diamond drilling was planned for the two best anomalies.
(vii) Oct.-Nov.: Twelve diamond drill holes were completed; 6 of these were on geochemical anomalies along strike of the old Bannockburn mine structure and 6 holes tested the old mine structure at depth. All of these were in the area of the old Bannockburn Gold Mine.
(viii) Nov. - Dec.: Further drilling consisted of 4 drill holes on the Northeast area.
(ix) Dec.: Diamond drill hole drilled.

1986
(i) Feb.: Diamond drill hole 86-12 drilled.
(ii) May - Oct.: Continued diamond drilling and additional 45 drill holes totaling an aggregate footage of 10,341 feet completed. Total aggregate of drilling at the Bannockburn Gold Mine at this stage is 30,818 feet. This drilling partially outlined a gold deposit containing an estimated 249,690 tons at a grade of 0.446 oz./ton gold in both drill indicated and inferred categories.
(iii) Dec.: In late 1986, Mono Gold Mines Inc. retained L.J. Manning & Associates Ltd. of Vancouver to design an underground exploration program for the Northeast area. A proposal dated Dec. 31, 1986 provided for a main 12' x 10' decline (895 feet) at -15% grade to provide access to the several veins on which some 1,700 feet of drifts and raises would be driven. The estimated cost of this work was CN$1.011 million at that time.

1987
(i) Feb.- Mar.: 1987 Phase I drill program of 10,102 feet in 32 holes completed by Sawyer Consultants Inc. to make the total aggregate footage drilled at the Bannockburn Gold Mine approximately 41,000 feet. Drill indicated and inferred reserves at this stage were estimated to be 372,154 tons at a grade of 0.395 oz./ton gold (cut).
(ii) May - June: Stripping program carried out by Sawyer Consultants Inc. over the Discovery Vein and extending 400 feet to the south and 700 feet to the north. The stripped area was washed and channel sampled.
(iii) June: a small bulk sample of gold bearing quartz vein material from a surface trench on the Northeast zone was sent by Sawyer Consultants Inc. to Witteck Development Inc., mineral processing consultants, of Mississauga, Ontario. Test work on this sample established a head grade of 10.13 gms./ton and showed that approximately 96% of the gold would be recovered by flotation. However, further tests showed that cyanidation of the ore achieved better gold recovery than cyanidation of the concentrate due to the presence of bismuth tellurides. Cyanide consumption would be reduced by pre-aeration thus reducing milling cost. The work index for the ore is favorable. The ore from the Bannockburn Gold Mine is amenable to standard mineral processing techniques with a high degree of gold recovery, so that overall milling costs should be relatively low.
(iv) Sept. - Oct.: Further extension of stripping for the full length of the Northeast zone under supervision of Sawyer Consultants Inc. Significant visible gold showings in several of the quartz veins were found during the channel sampling and mapping of washed off areas.
(vi) Nov.: Mono Gold Mines Inc. entered into a joint venture agreement with Micham Exploration Inc of Toronto, Canada, to carry out underground exploration on the Discovery Vein area of the Bannockburn Gold Mine.

1988
(i) Jan. - May: A decline, 11 feet by 15 feet, was driven to the 75 foot level under the Discovery Vein. Five drifts were driven into three veins and an underground diamond drilling program from three drill bays was completed for an additional 5,700 feet in 35 drill holes. The program was carried out by ORCAN Mineral Associates Ltd. for Micham Exploration Inc. (ii) July: Further work involving extension of the decline to the 175 foot level with additional surface and underground diamond drilling was recommended to complete a Feasibilty study. Costs were estimated at $4,500,000.00. (iii) October: The joint venture partners considered the costs of the recommended program to be too high, and ORCAN Mineral Associates Ltd. presented supplementary cost estimates for a more limited program totaling $2,000,000.00. Mono Gold Mines Inc arranged funding for their portion of the program but Micham Exploration Inc declined to participate.
(iv) Nov - Dec.: In order to maintain exploration momentum on the project Mono Gold Mines Inc. undertook a deep drilling program to fill in gaps in the knowledge of the down dip extensions of the quartz veins explored by the underground work on the 75 Foot Level. A total of 4,964 feet of drilling in nine holes was completed by Mono Gold Mines Inc, supervised by Sawyer Consultants Inc.

1991
(i) Feb.: Mono Gold Mines Inc. changed name to Canadian Mono Mines Inc

1992
(i) July: Canadian Mono Mines Inc. negotiated an Option Agreement with International Micham Resources Inc. to acquire their 51% interest in the Bannockburn Gold Mine in return for Advance Royalty payments with a provision for a lump sum buy-out.

1993
(i): Canadian Mono Mines Inc. contracted with a lessor and mining contractor to undertake further drilling and mining to extract a bulk sample of the Discovery Vein. The work was not properly supervised, no engineer or geologist was on the site to direct the drifting, and without survey and geological control the lead on the Discovery Vein was lost.

1995
(i)Dec.: Madoc Mining Company Ltd. optioned the Bannockburn Gold Mine from Canadian Mono Mines Inc. The terms included the assumption by Madoc Mining Company Ltd. of the payment obligations to Micham International Resources Inc., the successor company to Micham Exploration Inc., in return for the transfer to Madoc of Micham's 51% interest in the Bannockburn Gold Mine.

1996
(i) Jan.: Mr. J. B. P. Sawyer, P. Eng. recommended the extraction of a bulk sample from the Discovery Vein.
(ii) Feb.: Mr. Gordon D. House, P. Geo., proposed diamond drill testing of the High Grade zone of the Discovery Vein.
(iii) Sept.: Canadian Mineforce Inc., mining contractors, commenced dewatering the underground workings.
(iv) Nov.: Drill sites were prepared by a local contractor and a surface diamond drill moved onto the site for the short hole drill program.
(v) Dec.: Diamond drilling commenced to test the High Grade Zone of the Discovery Vein.

1997
(i) Mar.: Diamond drilling started up after the winter break.
(ii) Apr.: The mining contractor commenced slashing where the 1993 drift had lost the Discovery Vein, and started to drift on the vein. Ore from the drift was hauled to a storage site at Marmora.
(iii) Apr.: The vent/escape raise, mandated by the Ontario Ministry of Mines, was started.
(iv) May: The raise was completed and subdrifts were started at the -30 foot elevation both to the north and to the south.
(v) Aug.: The mining contractor started mining the first panel of ore in the raise. The first truckload of ore was hauled to the St. Andrew mill.
(vi) Sept.: 1,300 tons of ore were hauled to the St. Andrew mill.
(vii) Oct.: The mining operation was closed down due to lack of funds. The decline opening was filled in and the workings allowed to flood. The contractor removed surface equipment and fixtures.

EMPLOYEES

We are an exploratory stage mining company and we currently have no employees. We are currently managed by Michael Kirsh, our sole officer and director. We will most likely use mining consultants and experienced mine operators to exploit the Bannockburn Gold Mine.

FISCAL YEAR

     Our fiscal year end is December 31.

TRANSFER AGENT

     Our transfer agent is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251, tel. (480) 481-3940.

AVAILABLE INFORMATION AND REPORTS TO SECURITIES HOLDERS

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information with respect to us and this offering, see the registration statement and the exhibits and schedules. Any document that we file with the Securities and Exchange Commission may be read and copied at the Commission's Public Reference Room located at 450 Fifth Street N.W., Washington D.C. 20549, and the public reference rooms in New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended and, we will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission.

                             DESCRIPTION OF PROPERTY

     Our objective is to exploit our 10% interest in one mining lease number 106008 that consists of two mining claims, numbers EO 652301 and EO 652302, and one adjacent mining patent named the Lloyd Patent, collectively known as the Bannockburn Gold Property or the Bannockburn Gold Mine. The Bannockburn Gold Mine is located near the village of Bannockburn in Madoc Township, S.E. Ontario, Canada, on Highway 62 approximately 10 miles north of Madoc. The Bannockburn Gold Mine is presently an inactive gold mine.

     Our mining lease was first granted (to others) in 1998 and has a term of 20 years. Leases such as these types of mining leases are typically renewable at expiration time. The Lloyd Patent has a 7% net smelter royalty payable to a third party named "468678 Ontario Limited." There is no relationship between

468678 Ontario Limited and any of our officers, directors or 5% shareholders. We also have an option to purchase up to an additional 10% interest in the Bannockburn Gold Mine for up to CN$80,000.00 from our founding shareholder, 635329 BC Ltd. The Option expires on December 31, 2005. We may exercise (on a pro rata basis) all or part of this 10% option from time to time until it expires.

     Our executive offices are located at 5076 Angus Drive, Vancouver, British Columbia V6M 3M5 Canada and are provided to us by Dr. Kirsh as "donated capital."

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our financial condition and plan of operation should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this Prospectus.

     This prospectus contains numerous forward-looking statements relating to our gold mining business. Such forward-looking statements are identified by the use of words such as believes, intends, expects, hopes, may, should, plan, projected, contemplates, anticipates or similar words. Actual production, operating schedules, results of operations, ore reserve and resource estimates and other projections and estimates could differ materially from those projected in the forward-looking statements. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include (i) the risk factors set forth herein, (ii) the risks and hazards inherent in the gold mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), (iii) changes in the market prices of gold, (iv) the uncertainties inherent in our production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, (v) the uncertainties inherent in the estimation of gold ore reserves, (vi) the effects of environmental and other governmental regulations.

     Investors are cautioned not to put undue reliance on forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED A GOING CONCERN QUALIFICATION ABOUT US.

     In their report dated October 21, 2002, our independent auditors, Manning Elliott, Chartered Accountants, have expressed a going concern qualification about us. We have not generated any revenues or conducted any operations since inception. These factors raise substantial doubt about our ability to continue as a going concern.

     At present, we are devoting most of our activities to getting this SB-2 Registration Statement declared effective. Our planned principal activities have not yet begun. Our ability to emerge from the exploration stage with respect to any planned principal business activity is dependent upon the Bannockburn Gold Mine being placed into production, our successful efforts to raise sufficient capital and attaining profitable mining operations. There is no guarantee that we will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

     Pursuant to this SB-2 Registration Statement we intend to raise $100,000 by issuing 1,000,000 common shares at $.10 per share. The funds raised in this proposed equity financing will be used to exercise our option to purchase up to an additional 10% of the Bannockburn Gold Mine and for general corporate purposes.

PLAN OF OPERATION

     We were incorporated in July 2002. We are an exploration stage mining company. Our only asset at this time is our 10% interest in the Bannockburn Gold Mine and an option to acquire up to an additional 10% of the Bannockburn Gold Mine.

     Our director, Dr. Michael Kirsh, has loaned us the organizational and offering costs in the amount of $19,508.00 related to this initial public offering. This loan is an unsecured demand note with no interest rate. At the present time, we intend to repay Dr. Kirsh at the completion of this offering. In the event that we raise less than $19,508.00 in this offering, then we will most likely repay the loan to Dr. Kirsh to the extent we have funds available. If we are unable to repay Dr. Kirsh at the completion of this offering, then we will repay him at such time in the future as we may have the financial resources to do so.

     We intend to enter into negotiations in the near future with 635329 BC Ltd. and any others who become owners of a fractional interest in the Bannockburn Gold Mine to establish a plan for exploiting the Bannockburn Gold Mine. We have not conducted any exploration, development or production at the Bannockburn Gold Mine. As part of an agreement between 635329 BC Ltd. and Dr. Kirsh, 635329 BC Ltd. will require purchasers of the 80% interest in the Bannockburn Gold Mine from 635329 BC Ltd. to spend an aggregate of approximately CN$1,272,000.00 to develop and mine the Bannockburn Gold Mine during their first 24 months of ownership and with us getting a free ride on costs and with us receiving our
full share of mining profits.   We have no commitments from others to provide
additional funds to us. We have not investigated the availability, source or terms of additional financing. When additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to us. If not available, our operations would be severely limited, and we would be unable to reach our objective. Dr. Kirsh's objective for the next twelve months is to find buyers for 80% interest in the Bannockburn Gold Mine that 635329 BC Ltd. desires to sell and we intend to give him our assistance in meeting that objective.

LIQUIDITY AND CAPITAL RESOURCES

     Our organizational, operating and operating funds will be provided by your investment in this offering.

DISCLOSURE CONTROLS AND PROCEDURES

     In connection with our compliance with securities laws and rules, our director and executive officer, Dr. Kirsh, who is our Chief Executive Officer and Chief Financial Officer, evaluated our disclosure controls and procedures on October 28, 2002. He has concluded that our disclosure controls and procedures are effective. There have been no significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     There is no public trading market for our common stock. We have no outstanding warrants, options or convertible securities. There is no restricted common equity that could be sold pursuant to Rule 144 under the Securities Act at this time since our outstanding restricted stock has been held for less than one year. Other than this registration statement, we have not agreed to register any of our securities under the Securities Act for sale by shareholders.

     As of October 28 2002, there were 3,000,000 shares of common stock outstanding, held by 1 shareholder of record. Upon the effectiveness of the registration statement that includes this prospectus, up to an additional 1,000,000 shares of our common stock will be eligible for public sale.

     To date we have not paid any dividends on our common stock and we do not expect to declare or pay any dividends on our common stock in the foreseeable future. Payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by the Board of Directors.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     Dr. Kirsh is our only director and executive officer.


Name                         Age          Position

Dr. Michael Kirsh, D.D.S.    48           Director, Chief Executive Officer,
                                          Chief Financial Officer, President,
                                          Secretary and Treasurer

     Dr. Kirsh was elected as a Director, CEO and CFO in July 2002. He will serve until our first annual shareholder meeting and until his successors are elected and qualified. Thereafter, directors will be elected for one-year terms at the annual shareholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement.

     Since 1996, Dr. Kirsh has worked with a group of independent investors that acquire private companies and conduct reverse takeovers. A reverse takeover results in the shareholders of an acquired private company owning all or most of the resulting combined company. Before forming his investment group, Dr. Kirsh had invested in both real estate and the stock market. From approximately 1986 to 1992, Dr. Kirsh developed two dental practices in Vancouver, British Columbia, Canada, that he sold in 1992 before forming his investment group. We have no plans, arrangements, or understandings to acquire, or to be acquired, by any company. Dr. Kirsh is the majority shareholder of Ucellit.com, Inc., a company with a Vitamineralherb.com license for the territory of Ontario, Canada. Ucellit.com Inc. registered its securities pursuant to a Form SB-2 registration statement more than 12 months ago. Dr. Kirsh is also the sole shareholder, officer and director of Gentry Resources Inc. and Growtex Inc., both of which are reporting companies under the Securities Exchange Act of 1934. Dr. Kirsh will file a Form 3 in upon the effectiveness of the registration statement of which this prospectus is a part. During the past five years, Dr. Kirsh has not been involved in any legal proceedings of the following types: personal bankruptcy; business bankruptcy; subject to or convicted in a criminal proceeding (excluding minor traffic violations and other minor criminal offenses); subject to any order, judgment or decree of a court limiting his involvement in any type of business, securities or banking activities; or subject to a finding by a court, the Securities and Exchange Commission, or the Commodity Futures Trading Commission that he violated a federal or state securities or commodities law. Dr. Kirsh is a licensed dentist in Canada.

     Our Board of Directors has no compensation, audit or nominating committees or any other types of committee.

     There are no discussions, negotiations, plans, arrangements, or understandings pending for us to have a change of control or to acquire any or to be acquired by any person or entity, other than an arrangement between Dr. Kirsh and 635329 BC Ltd. whereby they entered into a Mineral Rights Sales Agreement by which Dr. Kirsh will be 635329 BC Ltd.'s sales agent for the sale of its 80% interest in the Bannockburn Gold Mine (the 10% of the Bannockburn Gold Mine that we already own and the 10% of the Bannockburn Gold Mine that we own an option for, are not included in the 80% number). 635329 BC Ltd. will compensate Dr. Kirsh for sales with 635329 BC Ltd.'s stock of Gold Pick Mines, Inc. For each 1% (up to 80%) of 635329 BC Ltd.'s Bannockburn Gold Mine ownership that 635329 BC Ltd. sells with Dr. Kirsh's assistance, 635329 BC Ltd. will compensate Dr. Kirsh with 37,000 shares of our common stock. If 635329 BC Ltd. sells 80% of the interest in the Bannockburn Gold Mine, then Dr. Kirsh will be compensated with 2,960,000 shares of our common stock by 635329 BC Ltd.

                             EXECUTIVE COMPENSATION

     We were incorporated in July 2002. No officer or director has received any remuneration from us. Although we have no compensation plan in existence, it is possible that we will adopt such a plan in the future to pay or accrue compensation to our officers and directors for services related to the operation of our business. Although we have no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, it is possible that we will adopt such a plan in the future. Although we have no employment contract or compensatory plan or arrangement with any of our executive officers, it is possible that we will adopt such a plan in the future. Our Director, Dr. Kirsh, does not receive any cash compensation from us for his service as a member of the board of directors. There is no compensation committee, and no compensation policies have been adopted.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of October 28 2002, our common stock beneficially owned by each Executive Officer and Director and by each person who owned of record, or was known by us, to own beneficially, more than 5% of our common stock, and the shareholdings of all Executive Officers and Directors as a group. To the best of our knowledge, each person has sole voting and investment power with respect to the shares shown.


                                  Number of Shares     Percent of
Name and Address               of Common Stock Owned   Class
Michael Kirsh                         2,960,000 (1)            98%
5076 Angus Drive
Vancouver, BC Canada
V6M 3M5

635329 BC Ltd.                        3,000,000               100%
2445 West 16
Vancouver, BC Canada V6K 3B9

Mark Epstein, Esq.                    3,000,000   (2)         100%
2445 West 16
Vancouver, BC Canada V6K 3B9



All executive officers &
directors as a group
(1 person)                             2,960,000               98%

---------------

(1) Includes 2,960,000 shares that Dr. Kirsh could receive from 635329 BC Ltd., our principal shareholder. 635329 BC Ltd. and our President, Michael Kirsh, entered into a Mineral Rights Sales Agreement whereby Dr. Kirsh will be 635329 BC Ltd.'s sales agent for the sale of 80% of the interest in the Bannockburn Gold Mine (the 10% of the Bannockburn Gold Mine that we already own and the 10% of the Bannockburn Gold Mine that we own an option for, are not included in the 80% number). 635329 BC Ltd. will compensate Dr. Kirsh for sales with 635329 BC Ltd.'s stock of Gold Pick Mines, Inc. For each 1% (up to 80%) of 635329 BC Ltd.'s Bannockburn Gold Mine ownership that 635329 BC Ltd. sells with Dr. Kirsh's assistance, 635329 BC Ltd. will compensate Dr. Kirsh with 37,000 shares of our common stock. If 635329 BC Ltd. sells 80% of the interest in the Bannockburn Gold Mine, then Dr. Kirsh will be compensated with 2,960,000 shares of our common stock by 635329 BC Ltd.

(2) 635329 BC Ltd. was our founding shareholder. Mark Epstein, Esq. is the sole owner of 635329 BC Ltd. Therefore Mr. Epstein is the indirect owner of 635329 BC Ltd.'s 3,000,000 shares. Mr. Epstein and 635329 BC Ltd. will file a Form 3 and a Form 13D in connection with us upon the effectiveness of the registration statement of which this prospectus is a part.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

635329 BC Ltd. was our founding shareholder. Mark Epstein, Esq. is the sole owner of 635329 BC Ltd. Therefore Mr. Epstein is the indirect owner of 635329 BC Ltd.'s 3,000,000 shares. On September 30, 2002, 635329 BC Ltd. contributed 10% of the Bannockburn Gold Mine to us as a capital contribution for consideration of us issuing 3,000,000 shares of our common stock to 635329 BC Ltd. 635329 BC Ltd. also contributed to us an Option to purchase up to an additional 10% of the mineral claims of the Bannockburn Gold Mine for up to CN$80,000.00. The Option expires on December 31, 2005. The value of the capital in-kind contribution of $.001 per share was determined based on the transferor's cost of the asset sold, being $3,000.00 (10% of the Bannockburn Gold Mine). The transferor was deemed to be a related party to us. 635329 BC Ltd. originally acquired its interest in the Bannockburn Gold Mine in the year 2001 at a cost of $30,000.00 (100% of the Bannockburn Gold Mine) from Madoc Mining Company Ltd., now known as Adobe Ventures Inc. Adobe Ventures Inc. is unrelated to us.

     Our director, Dr. Michael Kirsh, has loaned us the organizational and offering costs in the amount of $19,508.00 related to this initial public offering. This loan is an unsecured demand note with no interest rate. At the present time, we intend to repay Dr. Kirsh at the completion of this offering. In the event that we raise less than $19,508.00 in this offering, then we will most likely repay the loan to Dr. Kirsh to the extent we have funds available. If we are unable to repay Dr. Kirsh at the completion of this offering, then we will repay him at such time in the future as we may have the financial resources to do so. Dr. Kirsh has donated services to us valued at $500 per month and rent valued at $250 per month. These amounts have been charged to operations and classified as "donated capital" in stockholders' deficit.

     635329 BC Ltd. and our President, Michael Kirsh, entered into a Mineral Rights Sales Agreement whereby Dr. Kirsh will be 635329 BC Ltd.'s sales agent for the sales of 80% of the interest in the Bannockburn Gold Mine (the 10% of the Bannockburn Gold Mine that we already own and the 10% of the Bannockburn Gold Mine that we own an option for, are not included in the 80% number). 635329 BC Ltd. will compensate Dr. Kirsh for sales with 635329 BC Ltd.'s stock of Gold Pick Mines, Inc. For each 1% (up to 80%) of 635329 BC Ltd.'s Bannockburn Gold Mine mineral rights that 635329 BC Ltd. sells with Dr. Kirsh's assistance, 635329 BC Ltd. will compensate Dr. Kirsh with 37,000 shares of our common stock. If 635329 BC Ltd. sells 80% of the interest in the Bannockburn Gold Mine, the Dr. Kirsh will be compensated with 2,960,000 shares of our common stock by 635329 BC Ltd.

                     ORGANIZATION WITHIN THE LAST FIVE YEARS

     635329 BC Ltd. was our founding shareholder. Mark Epstein, Esq. is the sole owner of 635329 BC Ltd. Therefore Mr. Epstein is the indirect owner of 635329 BC Ltd.'s 3,000,000 shares. Upon our incorporation in July 2002, 635329 BC Ltd. contributed 10% of the Bannockburn Gold Mine to us as a capital contribution for consideration of us issuing 3,000,000 shares of our common
stock to 635329 BC Ltd.    635329 BC Ltd  also contributed to us an option to
purchase up to an additional 10% of the Bannockburn Gold Mine for up to CN$80,000.00. The Option expires on December 31, 2005. The value of the capital in-kind contribution of $.001 per share was determined based on the transferor's cost of the asset sold, being $3,000.00 (10% of the Bannockburn Gold Mine). The transferor was deemed to be a related party to us. 635329 BC Ltd. originally acquires its interest in the Bannockburn Gold Mine in the year 2001 at a cost of $30,000.00 (100% of the Bannockburn Gold Mine) from Madoc Mining Company Ltd., now known as Adobe Ventures Inc. Adobe Ventures Inc. is unrelated to us.

                            DESCRIPTION OF SECURITIES

     The following description of our common stock is a summary of the material terms of our common stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation as amended, our Bylaws and by the applicable provisions of the State of Washington law. Our authorized capital stock consists of 99,000,000 of Common Stock having a par value of $0.001 per share. There is no cumulative voting for the election of directors. There are no preemptive rights to purchase shares.

     The holders of shares of common stock are entitled to dividends, out of funds legally available therefore, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to shareholders after payment of all creditors.

     All of our issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that our unissued shares of common stock are subsequently issued, the relative interests of existing shareholders may be diluted.

                 PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

     We are offering up to a total of 1,000,000 shares of common stock on a best efforts, no minimum, 1,000,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There is no assurance that any of these shares will be sold. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. This is not an underwritten offering. We have not committed to keep the registration statement effective for any set period of time. The gross proceeds to us will be $100,000 if all the shares offered are sold. No public market currently exists for our shares. We will use our best efforts to obtain a market maker, and to have our shares traded on a public market such as the Pink Sheets, the OTCBB or the Bulletin Board Exchange. Our common stock has no trading symbol at this time. The common stock offered by this prospectus will be sold only to non-U.S.A. citizens in transactions outside of the U.S.A.

     The offering will be for a period of 90 days from the effective date of this prospectus and may be extended for an additional 90 days if we so desire. There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately available to us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once accepted by us. We will sell the shares in this offering through Dr. Michael Kirsh, D.D.S. our sole officer and director. Dr. Kirsh will not receive a commission from the sale of any shares. Dr. Kirsh will not register as a broker-dealer under the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1 that sets forth the conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1.   The person is not disqualified, as that term is defined in
     Section 3(a)(39) of the Act, at the time of his participation; and,
2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;
3. The person is not at the time of their participation, an associated person of a broker-dealer; and,
4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs
     (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1.

     Dr. Kirsh is not statutorily disqualified, is not being compensated, and is not associated with a broker-dealer. Dr. Kirsh is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Dr. Kirsh has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

                            SELLING SECURITY HOLDERS

     There are no selling security holders in this offering.

                                LEGAL PROCEEDINGS

     We are not a party to any pending legal proceeding or litigation and none of our property is the subject of a pending legal proceeding. Dr. Kirsh knows of no legal proceedings against us or our property contemplated by any governmental authority or any private person.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Our independent auditor is Manning Elliott, Chartered Accountants, 11th floor, 1050 West Pender, Vancouver, BC Canada V6E 3S7 who we engaged in 2002. There have been no disagreements with accountants on accounting and financial disclosure.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

None of the named experts and counsel, Joel Seidner, Esq., Manning Elliott, Chartered Accountants or Gordon D. House, P. Geo., was employed on a contingent basis in connection with the registration or offering of our common stock. None of them owns any of our shares of common stock, nor do they own any options, warrants or derivatives to acquire our common stock.

     Our financial statements for the period from inception (July 26, 2002) to October 1, 2002 included in this prospectus have been audited by Manning Elliott, Chartered Accountants, 11th floor, 1050 West Pender, Vancouver, BC Canada V6E 3S7 as set forth in their report included in this prospectus.

     A report about the Bannockburn Gold Mine has been prepared for us by Gordon
D. House, P. Geo., # 203 - 4001 Mount Seymour Parkway, North Vancouver, B.C., Canada V7G 1C2.

     Joel Seidner, Esq., Attorney At Law, 1240 Blalock Road, Suite 250, Houston, Texas 77055, tel. (713) 461-2627 ext. 210 has acted as our legal counsel for this offering. The validity of the shares offered by this prospectus has been passed upon for Gold Pick Mines, Inc. by Mr. Seidner.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Washington Business Corporation Act at Title 23 RCW, provides that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

     However, the statutory indemnity does not apply to: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                              FINANCIAL STATEMENTS

     The financial statements required by this item are set forth beginning on page F-1.


Gold Pick Mines, Inc.
(An Exploration Stage Company)


                                                   Index
Independent Auditors' Report. . . . . . . . . . . .  F-1

Balance Sheets. . . . . . . . . . . . . . . . . . .  F-2

Statements of Operations. . . . . . . . . . . . . .  F-3

Statements of Cash Flows. . . . . . . . . . . . . .  F-4

Statement of Stockholders' Equity . . . . . . . . .  F-5

Notes to the Financial Statements . . . . . . . . .  F-6

EXHIBIT 23.2

              [Letterhead of Manning Elliot, Chartered Accountants]

INDEPENDENT  AUDITORS'  REPORT

To the Board of Directors and Stockholders of Gold Pick Mines, Inc.
(An  Exploration  Stage  Company)

We have audited the accompanying balance sheets of Gold Pick Mines, Inc. (An Exploration Stage Company) as of October 1, 2002 and the related statements of operations, stockholders' deficit and cash flows for the period from July 26, 2002 (Date of Inception) to October 1, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Gold Pick Mines, Inc. (An Exploration Stage Company), as of October 1, 2002, and the results of its operations and its cash flows for the period from July 26, 2002 (Date of Inception) to October 1, 2002, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues or conducted any operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     /S/  "MANNING ELLIOTT"
     -----------------------

CHARTERED ACCOUNTANTS

Vancouver, Canada
October 21, 2002

Gold Pick Mines, Inc.
(An Exploration Stage Company)
Balance Sheet
(expressed in U.S. dollars)



                                                                           October 1,
                                                                              2002
                                                                               $
                                   ASSETS

Current Assets

  Cash                                                                         13,852
--------------------------------------------------------------------------------------
Total Assets                                                                   13,852
======================================================================================

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

  Accounts payable                                                              2,081
  Accrued liabilities                                                           7,500
  Due to a related party (Note 4)                                              19,508
--------------------------------------------------------------------------------------
Total Liabilities                                                              29,089
--------------------------------------------------------------------------------------
Contingency (Note 1)


Stockholders' Deficit
Common Stock, par value $0.001; 99,000,000 shares authorized;
3,000,000 shares issued and outstanding                                         3,000
Additional Paid-in Capital                                                          -
Donated Capital (Note 4)                                                        1,500
--------------------------------------------------------------------------------------
                                                                                4,500

Deficit Accumulated During the Exploration Stage                              (19,737)
--------------------------------------------------------------------------------------
Total Stockholders' Deficit                                                   (15,237)
--------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Deficit                                    13,852
======================================================================================


    The accompanying notes are an integral part of these financial statements

Gold Pick Mines, Inc.
(An Exploration Stage Company)
Statement of Operations
(expressed in U.S. dollars)



                                                   Period from
                                                  July 26, 2002
                                               (Date of Inception)
                                                  to October 1,
                                                       2002
                                                        $
Revenue                                                          -
-------------------------------------------------------------------

Expenses

  Bank charges                                                 148
  Consulting (Note 4)                                        1,000
  Mineral property acquisition costs (Note 3)                3,000
  Office and telephone                                          69
  Organization costs                                           475
  Professional fees                                         14,445
  Regulatory                                                   100
  Rent (Note 4)                                                500
-------------------------------------------------------------------
                                                            19,737
-------------------------------------------------------------------
Net Loss for the Period                                    (19,737)
===================================================================

Net Loss Per Share - Basic                                   (0.01)
===================================================================

Weighted Average Shares Outstanding                      3,000,000
===================================================================

(Diluted loss per share has not been presented as the result is anti-dilutive)


    The accompanying notes are an integral part of these financial statements

Gold Pick Mines, Inc.
(An Exploration Stage Company)
Statement of Cash Flows
(expressed in U.S. dollars)



                                                        Period from
                                                       July 26, 2002
                                                    (Date of Inception)
                                                       to October 1,
                                                            2002
                                                             $
Cash Flows To Operating Activities

  Net loss                                                      (19,737)

  Non-cash items

    Donated consulting services                                   1,000
    Donated rent                                                    500
    Mineral property acquisition costs                            3,000

  Adjustment to reconcile net loss to cash

    Accounts payable and accrued liabilities                      9,581
------------------------------------------------------------------------
Net Cash Used In Operating Activities                            (5,656)
------------------------------------------------------------------------
Cash Flows From Financing Activities

  Advances from a related party                                  19,508
------------------------------------------------------------------------
Net Cash Provided By Financing Activities                        19,508
------------------------------------------------------------------------
Net Increase in Cash                                             13,852

Cash - Beginning of Period                                            -
------------------------------------------------------------------------
Cash - End of Period                                             13,852
========================================================================
Non-Cash Financing Activities

3,000,000 common shares were issued at $0.001
per share for an acquisition of a mineral property                3,000
========================================================================
Supplemental Disclosures

  Interest paid                                                       -
  Income taxes paid                                                   -
------------------------------------------------------------------------


    The accompanying notes are an integral part of these financial statements

Gold Pick Mines, Inc.
(An Exploration Stage Company)
Statement of Stockholders' Deficit
From July 26, 2002 (Date of Inception) to October 1, 2002
(expressed in U.S. dollars)


                                                                                           Deficit
                                                                                         Accumulated
                                                         Additional                      During the
                                                           Paid-in    Donated            Development
                                      Shares    Amount     Capital    Capital   Total       Stage
                                         #         $          $          $        $           $
Balance - July 26, 2002 (Date of
Inception)                                   -        -            -         -       -             -

  Stock issued on October 1, 2002
  for an acquisition of a mineral
  property                           3,000,000    3,000            -         -   3,000             -

  Value of rent donated by related
  party                                      -        -            -       500     500             -

  Value of services donated by
  related party                              -        -            -     1,000   1,000             -

Net loss for the period                      -        -            -         -       -       (19,737)
-----------------------------------------------------------------------------------------------------
Balance - October 1, 2002            3,000,000    3,000            -     1,500   4,500       (19,737)
=====================================================================================================


    The accompanying notes are an integral part of these financial statements

Gold Pick Mines, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

1.   Exploration  Stage  Company

     The Company was incorporated in the State of Washington on July 26, 2002. On October 1, 2002 the Company purchased a 10% interest in the Bannockburn Gold Mine located in the Province of Ontario, Canada.

     The Company's principal business plan is to exploit its 10% interest in the Bannockburn Gold Mine, which is at present an inactive gold mine. It consists of one mineral lease that consists of two mining claims, and one mining patent located near each other near the village of Bannockburn in Madoc Township, S.E. Ontario, Canada. The mining patent is known as the Lloyd Patent that is also part of the Bannockburn Gold Mine. The Lloyd Patent has a 7% NSR royalty commitment that is payable to a unrelated third party.

     The Company acquired its 10% interest in the Bannockburn Gold Mine from its founding shareholder, 635329 BC Ltd. that retains its 90% interest in the Bannockburn Gold Mine. 635329 BC Ltd. is considered a related party. The Company has an option to acquire a further 10% which expires December 31, 2005. 635329 BC Ltd. intends to enter into negotiations to sell the remaining 80% interest in the Bannockburn Gold Mine to others. However, 635329 BC Ltd. has no definite agreements to dispose of any of the 80% interest in the Bannockburn Gold Mine at this time. As part of an agreement between 635329 BC Ltd. and the President of the Company, 635329 BC Ltd. will require future purchasers of the Bannockburn Gold Mine to spend an aggregate of approximately CAD$1,272,000 to develop and mine the Bannockburn Gold Mine during their first 24 months of ownership giving the Company a carried interest up to CAD$1,272,000. The Company has not conducted any exploration, development or production at the Bannockburn Gold Mine.

     The Company intends to record its ownership interest in the Bannockburn Gold Mine. The Company has not recorded it at this time, and the Company has not obtained title, ownership opinions or title insurance for the Bannockburn Gold Mine, with the attendant risk that its ownership interest in the Bannockburn Gold Mine may be defective. Third parties may contest the validity of the mining claims. Potential creditors and judgement holders against 635329 BC Ltd. could seek to void the Company's ownership, and the Company could lose all ownership of these mining interests.

     The Company is an exploration stage company. At present, management devotes most of its activities to getting an SB-2 Registration Statement declared effective. Planned principal activities have not yet begun. The ability of the Company to emerge from the exploration stage with respect to any planned principal business activity is dependent upon the Bannockburn Gold Mine being placed into production, the Company's successful efforts to raise sufficient capital for their interest and then attaining profitable mining operations. There is no guarantee that the Company will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

     Pursuant to an SB-2 Registration Statement to be registered with the SEC, management intends to raise $100,000 by issuing 1,000,000 common shares at $.10 per share. The funds raised in the proposed equity financing will be used to exercise the Company's option to purchase the additional 10% of the Bannockburn Gold Mine.

Gold Pick Mines, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2.   Summary  of  Significant  Accounting  Principles

     a)   Year  End

     The  Company's  year  end  is  December  31.

     b)   Use  of  Estimates

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     c)   Basic  Earnings  (Loss)  Per  Share

     Basic earnings (loss) per share have been calculated in conformity with Financial Accounting Standards Board Statement No. 128 "Earnings per Share". The Company has a simple capital structure without potential common shares. Basic earnings (loss) per share is calculated on the weighted average number of common shares outstanding each year.

     d)   Exploration  Costs

     The Company is in the exploration stage and all costs relating to mineral property acquisition costs and grassroots exploration are charged to operations as incurred.

     e)   Income  Taxes

     The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109 (SFAS 109), Accounting for Income Taxes.

     Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses has not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years.

     The Company has a tax loss of $19,144 to offset future years taxable income expiring in fiscal 2017.

Gold Pick Mines, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2.   Summary  of  Significant  Accounting  Principles  (continued)

     The components of the net deferred tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

                                                   2002
                                                    $

     Net Operating Loss                           19,144
     Statutory Tax Rate                               34%
     Effective Tax Rate                                -
     Deferred Tax Asset                            6,509
     Valuation Allowance                          (6,509)
     ----------------------------------------------------
     Net Deferred Tax Asset                            -
     ====================================================

3.   Mineral  Property

     On October 1, 2002, the Company acquired pursuant to a Second Amended Mineral Rights Agreement, a 10% interest in one mineral lease that consists of two mining claims, and one mining patent located near each other near the village of Bannockburn in Madoc Township, S.E. Ontario, Canada. The Bannockburn Gold Mine is located on Highway 62 approximately 10 miles north of Madoc. These mineral claims are collectively known as the Bannockburn Property or the Bannockburn Gold Mine, which is at present an inactive gold mine. The Bannockburn Gold Mine had exploration work done on it by former owners. The mining patent is known as the Lloyd Patent that is also part of the Bannockburn Gold Mine. The Lloyd Patent has a 7% NSR royalty commitment that is payable to an unrelated third party. The Company has not conducted any exploration development or production to date.

     The Company issued 3,000,000 common shares at $0.001 per share for total consideration of $3,000 to acquire the 10% interest in the Bannockburn Gold Mine from its founding shareholder, 635329 BC Ltd. The $3,000 cost to acquire is equal to 10% of the $30,000 cost 635329 BC Ltd. incurred to acquire 100% of the Bannockburn Gold Mine. The Company has an option to acquire a further 10% interest for CAD$80,000 which expires December 31, 2005. The acquisition costs of $3,000 have been charged directly to operations.

Gold Pick Mines, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

3.   Mineral  Property  (continued)

     The Company intends to record its ownership interest in the Bannockburn Gold Mine. The Company has not recorded it at this time, and the Company has not obtained title, ownership opinions or title insurance for the Bannockburn Gold Mine, with the attendant risk that its ownership interest in the Bannockburn Gold Mine may be defective. Third parties may contest the validity of the mining claims. Potential creditors and judgement holders against 635329 BC Ltd. could seek to void the Company's ownership, and the Company could lose all ownership of these mining interests.


4.   Related  Party  Balances/Transactions

a) The President of the Company has donated services valued at $500 per month and rent valued at $250 per month. These amounts have been charged to operations and classified as "donated capital" in stockholders' deficit.

b) The amounts owing to the President of the Company for cash advances of $14,000 and expenses in the amount of $5,508 paid on behalf of the Company are non-interest bearing, unsecured and due upon the effective registration of the Company's SB-2 Registration Statement and successful completion of the $100,000 offering.

c) 635329 BC Ltd. and the President of the Company entered into a Mineral Rights Sales Agreement whereby the President of the Company will be 635329 BC Ltd.'s sales agent for the sale of 80% of the interest in the Bannockburn Gold Mine. The 10% of the Bannockburn Gold Mine that the Company currently owns and the 10% of the Bannockburn Gold Mine that the Company holds an option for, are excluded. 635329 BC Ltd. will compensate the President of the Company for any sales by transferring 635329 BC Ltd.'s stock of Gold Pick Mines, Inc. For each 1% (up to 80%) of 635329 BC Ltd.'s Bannockburn Gold Mine ownership that 635329 BC Ltd. sells with the President of the Company's assistance, 635329 BC Ltd. will then compensate the President of the Company with 37,000 shares of the Company's common stock held by 635329 BC Ltd. If 635329 BC Ltd. sells, with the President's assistance, 80% of the interest in the Bannockburn Gold Mine, then the President of the Company will be compensated with 2,960,000 shares of the Company's common stock held by 635329 BC Ltd.

                                    FORM SB-2

                 PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Washington Business Corporation Act at Title 23 RCW, provides that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

     The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us. Pursuant to Washington law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The amounts set forth are all estimates:

                                                    Amount Paid or
                                                      To be Paid
                                                           $
SEC registration fee                                          24.00
Printing and engraving expenses                            1,000.00
Geoscientist fees and expenses                             1,500.00
Attorneys' fees and expenses                              10,000.00
Accountants' fees and expenses                             2,500.00
Transfer agent's and registrar's fees and expenses         1,000.00
Edgar service provider fee                                 2,484.00
Miscellaneous                                              1,000.00
                                                    ---------------
      Total                                         $     19,508.00
                                                    ===============

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES

     635329 BC Ltd., a Canadian company, was our founding shareholder. Upon our incorporation in July 2002, 635329 BC Ltd. contributed 10% of the Bannockburn Gold Mine to us as a capital contribution for consideration of us issuing 3,000,000 shares of our common stock to 635329 BC Ltd. 635329 BC Ltd. also contributed to us an option to purchase up to an additional 10% of the Bannockburn Gold Mine. The Option expires on December 31, 2005. This transaction did not occur in the U.S.A. These shares have not been registered in any jurisdiction. The value of the capital in-kind contribution of $.001 per share was determined based on the transferor's cost of the asset sold, being $3,000.00. The transferor was deemed to be a related party to us. 635329 BC Ltd. originally acquired its interest in the Bannockburn Gold Mine in the year 2001 at a cost of $30,000.00 (100% of the Bannockburn Gold Mine) from Madoc Mining Company Ltd., now known as Adobe Ventures Inc. Adobe Ventures Inc. is unrelated to us.

ITEM 27.     EXHIBITS

Exhibit
Number          Description

   3.1          Articles of Incorporation as amended
   3.2          Bylaws
   4.1          Specimen Stock Certificate
   5.1          Opinion re: legality
  10.1          Second Amended Mineral Rights Agreement
  10.2          Mineral Rights Sales Agreement
  23.1          Consent of Independent Auditors
  23.2          Consent of Geoscientist
  23.3          Consent of Counsel (see Exhibit 5.1)
99.1.0          Report of Geoscientist
99.1.1          Figure 1 in Report of Geoscientist
99.1.2          Figure 2 in Report of Geoscientist
99.1.3          Figure 3 in Report of Geoscientist
99.1.4          Figure 4 in Report of Geoscientist
99.1.5          Figure 5 in Report of Geoscientist
99.1.6          Figure 6 in Report of Geoscientist
99.1.7          Figure 7 in Report of Geoscientist


ITEM 28.     UNDERTAKINGS

The Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities of the securities at that time to be the initial bona fide Offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

(4) Provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser (there are no underwriters).

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on October 28, 2002.

                                              GOLD PICK MINES, INC.


                                              /s/ Dr. Michael Kirsh
                                              Dr. Michael Kirsh
                                              Director, Chief Executive Officer,
                                              Chief Financial Officer, President
                                              Secretary and Treasurer

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature                 Title                                 Date

                          Director, Chief Executive Officer,    October 28, 2002
/s/ Dr. Michael Kirsh     Chief Financial Officer, President
Dr. Michael Kirsh         Secretary and Treasurer

     I, Michael Kirsh, certify that:

1. I have reviewed this Form SB-2 Gold Pick Mines, Inc.;

2. Based on my knowledge, this Form SB-2 does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Form SB-2;

3. Based on my knowledge, the financial statements, and other financial information included in this Form SB-2, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this Form SB-2;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Form SB-2 is being prepared;

b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this Form SB-2 (the "Evaluation Date"); and

c) presented in this Form SB-2 our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this Form SB-2 whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.




October 28, 2002                           /s/ Michael Kirsh
                                           Michael Kirsh
                                           Chief Executive Officer of
                                           Gold Pick Mines, Inc.

     I, Michael Kirsh, certify that:

1. I have reviewed this Form SB-2 Gold Pick Mines, Inc.;

2. Based on my knowledge, this Form SB-2 does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Form SB-2;

3. Based on my knowledge, the financial statements, and other financial information included in this Form SB-2, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this Form SB-2;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Form SB-2 is being prepared;

b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this Form SB-2 (the "Evaluation Date"); and

c) presented in this Form SB-2 our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this Form SB-2 whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.




October 28, 2002                           /s/ Michael Kirsh
                                           Michael Kirsh
                                           Chief Financial Officer of
                                           Gold Pick Mines, Inc.

     I, Michael Kirsh, the Chief Executive Officer of Gold Pick Mines, Inc., hereby certify that Gold Pick Mines, Inc.'s registration statement on Form SB-2 and the financial statements contained therein, of which this certification is a part, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) and that information contained in the registration statement on Form SB-2 and the financial statements contained therein fairly represents, in all material respects, the financial condition and results of the operations of Gold Pick Mines, Inc.



October 28, 2002                           /s/ Michael Kirsh
                                           Michael Kirsh
                                           Chief Executive Officer of
                                           Gold Pick Mines, Inc.




     I, Michael Kirsh, the Chief Financial Officer of Gold Pick Mines, Inc. hereby certify that Gold Pick Mines, Inc.'s registration statement on Form SB-2 and the financial statements contained therein, of which this certification is a part, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) and that information contained in the registration statement on Form SB-2 and the financial statements contained therein fairly represents, in all material respects, the financial condition and results of the operations of Gold Pick Mines, Inc.




October 28, 2002                           /s/ Michael Kirsh
                                           Michael Kirsh
                                          Chief Financial Officer of
                                          Gold Pick Mines, Inc.

LIST OF EXHIBITS

Exhibit
Number       Description

   3.1       Articles of Incorporation as amended
   3.2       Bylaws
   4.1       Specimen Stock Certificate
   5.1       Opinion re: legality
  10.1       Second Amended Mineral Rights Agreement
  10.2       Mineral Rights Sales Agreement
  23.1       Consent of Independent Auditors
  23.2       Consent of Geoscientist
  23.3       Consent of Counsel (see Exhibit 5.1)
99.1.0       Report of Geoscientist
99.1.1       Figure 1 in Report of Geoscientist
99.1.2       Figure 2 in Report of Geoscientist
99.1.3       Figure 3 in Report of Geoscientist
99.1.4       Figure 4 in Report of Geoscientist
99.1.5       Figure 5 in Report of Geoscientist
99.1.6       Figure 6 in Report of Geoscientist
99.1.7       Figure 7 in Report of Geoscientist